Exhibit 99.2

EXECUTION COPY

CSK AUTO, INC.
CREDIT AGREEMENT

dated as of June 20, 2003

$325,000,000
Credit Facility

JPMORGAN CHASE BANK,
as Administrative Agent,

CREDIT SUISSE FIRST BOSTON,
ACTING THROUGH ITS CAYMAN ISLANDS BRANCH,
as Syndication Agent,

and

BANK OF AMERICA, N.A.,

and

U.S. BANK N.A.

as Co-Documentation Agents

J.P. MORGAN SECURITIES INC.,

and

CREDIT SUISSE FIRST BOSTON,
ACTING THROUGH ITS CAYMAN ISLANDS BRANCH,

as Joint Lead Arrangers and Joint Bookrunners

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ANNEX

Annex A	Pricing Grid

SCHEDULES

Schedule 1.1	List of Addresses for Notices; Lending Offices; Commitment Amounts
Schedule 3.5(c)	Outstanding Letters of Credit
Schedule 5.12	Subsidiaries
Schedule 5.13	Fee and Leased Properties
Schedule 5.15(a)	UCC Filing Offices
Schedule 5.16	Intellectual Property
Schedule 8.1(a)	Indebtedness to Remain Outstanding
Schedule 8.2	Existing Liens
Schedule 8.3(d)	Existing Contingent Obligations

EXHIBITS

Exhibit A	Form of Revolving Note
Exhibit B	Form of Term Loan Note
Exhibit C	Form of Swing Line Note
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Guarantee and Collateral Agreement
Exhibit F-1	Form of Opinion of Gibson, Dunn & Crutcher LLP
Exhibit F-2	Form of Opinion of Bryan Cave LLP
Exhibit F-3	Form of Opinion of Lon B. Novatt, General Counsel of Holdings, the
Exhibit G	Company and its Subsidiaries Form of Subsection 4.11(d)(2) Certificate
Exhibit H-1	Form of Company Closing Certificate
Exhibit H-2	Form of Holdings Closing Certificate
Exhibit H-3	Form of Subsidiary Closing Certificate

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          CREDIT AGREEMENT, dated as of June 20, 2003, among CSK AUTO, INC., an Arizona corporation (the “Company”), the several lenders from time to time parties hereto (the “Lenders”), JPMORGAN CHASE BANK, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS CAYMAN ISLANDS BRANCH, as syndication agent for the Lenders (in such capacity, the “Syndication Agent”) and BANK OF AMERICA, N.A. and U.S. BANK N.A., as co-documentation agents for the Lenders (in such capacity, the “Co-Documentation Agents”).

W I T N E S S E T H:

          WHEREAS, the Company, entered into the Credit Agreement, dated as of December 21, 2001, as amended (“Existing Credit Agreement”), among the Company, the several lenders from time to time parties thereto, JPMorgan Chase Bank, as administrative agent, Credit Suisse First Boston, as syndication agent and UBS AG, Stamford Branch, as documentation agent;

          WHEREAS, the Company desires to (i) refinance (the “Refinancing”) the Existing Credit Agreement and (ii) repurchase up to $9,550,000 principal amount of the Permanent Subordinated Notes (as defined below) plus pay any accrued and unpaid interest and premiums and expenses in connection therewith (the Refinancing, repurchase and other transactions described in the foregoing recitals are collectively referred to herein as the “Transactions”); and

          WHEREAS, in connection with the Transactions, the Company has requested that the Lenders make available senior secured credit facilities and the Lenders have agreed to provide such facilities subject to the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          SECTION 1. DEFINITIONS

          1.1     Defined Terms. As used in this Agreement, the terms defined in the caption hereto shall have the meanings set forth therein, and the following terms have the following meanings:

          “Adjustment Date”: as defined in the Pricing Grid.

          “Administrative Agent”: JPMorgan Chase Bank, in its capacity as administrative agent hereunder.

          “Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Administrative Agent.

          “Advance Stores”: Advance Stores Company Incorporated, a Virginia corporation.

          “Affiliate”: of any Person (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above or (c) in the case of a trust, its protectors or trustees, any Person who is or has been a beneficiary thereof, or any Person who is or has been able to appoint a beneficiary thereof. For purposes of this definition, control of a Person shall mean the power, direct or indirect (i) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, whether by ownership of securities, contract, proxy or otherwise, or (ii) to direct or cause the direction of the management and policies of such Person, whether by ownership of securities, contract, proxy or otherwise.

          “Agents”: collectively, the Administrative Agent, the Syndication Agent and the Co-Documentation Agents.

          “Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          “Alternate Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus ½ of 1% and (c) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors); “Base CD Rate” shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; “Three-Month Secondary CD Rate” shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (c) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

          “Alternate Base Rate Loans”: Loans at such time as they are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

          “Applicable Margin”: for Term Loans, Revolving Loans and Swing Line Loans of the Types set forth below, the rate per annum set forth under the relevant column heading opposite such Loans below:

	Alternate Base
	Rate Loans	Eurodollar Loans

Term Loans	1.75%	2.75%
Revolving Loans and Swing Line Loans	1.75%	2.75%

; provided that the Applicable Margins will be adjusted on each Adjustment Date to the applicable rate per annum set forth in the Pricing Grid based on the Leverage Ratio as determined from the relevant financial statements delivered pursuant to subsection 7.1(a) or (b).

          “Approved Fund”: as defined in subsection 11.6(c).

          “Asset Sale”: any sale, sale-leaseback, or other disposition by the Company or any Subsidiary thereof of any of its property or assets, including the stock of any Subsidiary of the Company that is restricted by subsection 8.5 hereof, other than sales and dispositions permitted by subsections 8.5(a), (b), (c), (f), (g), (h), (i) and (j) (except to the extent that the Net Proceeds of any such sale or disposition permitted thereby would be required to be used to purchase any of the Permanent Subordinated Notes or the Senior Unsecured Notes).

          “Assignee”: as defined in subsection 11.6(c).

          “Assignment and Acceptance”: an assignment and acceptance substantially in the form of Exhibit D.

          “Available Amount”: as defined in subsection 8.10(b).

          “Available Revolving Commitment”: as to any Lender, at a particular time, an amount equal to (a) the amount of such Lender’s Revolving Commitment at such time, less (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Loans made by such Lender pursuant to subsection 3.1, (ii) such Lender’s Revolving Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans, provided that for purposes of calculating the Revolving Commitments pursuant to subsection 3.2 the amount referred to in this clause (ii) shall be zero, (iii) such Lender’s L/C Participating Interest in the aggregate amount available to be drawn at such time under all outstanding Letters of Credit issued by the Issuing Lender and (iv) such Lender’s Revolving Commitment Percentage of the aggregate outstanding amount of L/C Obligations; collectively, as to all the Lenders, the “Available Revolving Commitments.”

          “Base Amount”: as defined in subsection 8.10(b).

          “Board”: the Board of Governors of the Federal Reserve System, together with any successor.

          “Borrowing Date”: any Business Day specified in a notice pursuant to (a) subsection 3.4 or 4.1 as a date on which the Company requests the Swing Line Lender or the Lenders to make Loans hereunder or (b) subsection 3.5 as a date on which the Company requests the Issuing Lender to issue a Letter of Credit hereunder.

          “Business Day”: with respect to Eurodollar Loans, a day other than a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized or required to close; for all other purposes under this Agreement, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

          “Capital Expenditures”: for any period, all amounts which would, in accordance with GAAP, be set forth as capital expenditures (exclusive of any amount attributable to capitalized interest) on the consolidated statement of cash flows or other similar statement of the Company and its Subsidiaries for such period but shall exclude (a) any expenditures made with the proceeds of condemnation or eminent domain proceedings affecting real property or with insurance proceeds and (b) expenditures made in connection with subsections 8.6(h) and 8.6(j); provided that any Capital Expenditures financed with the proceeds of any Indebtedness permitted hereunder (other than Indebtedness incurred hereunder) shall be deemed to be a Capital Expenditure only in the period in which, and by the amount which, any principal of such Indebtedness is repaid.

          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

          “Cash Equivalents”: (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any Lender or with any domestic commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any Lender or the parent corporation of any Lender, and commercial paper rated A-1 or the equivalent thereof by Standard & Poor’s Ratings Group or P-1 or the equivalent thereof by

Moody’s Investors Service, Inc. and in each case maturing within one year after the date of acquisition, (e) investment funds investing 95% of their assets in securities of the type described in clauses (a) through (d) above, (f) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either S&P or Moody’s and (g) indebtedness with a rating of “A” or higher from S&P or “A2” or higher from Moody’s.

          “C/D Assessment Rate”: for any day the net annual assessment rate (rounded upwards, if necessary, to the next 1/100 of 1%) determined by the Administrative Agent to be payable on such day to the Federal Deposit Insurance Corporation or any successor (“FDIC”) for FDIC’s insuring time deposits made in Dollars at offices of the Administrative Agent in the United States.

          “C/D Reserve Percentage”: for any day as applied to any Base CD Rate, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

          “Change in Law”: with respect to any Lender, the adoption of any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any Governmental Authority having jurisdiction over such Lender, in each case after the Closing Date.

          “Change of Control”: shall be considered to have occurred if (a)(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), whether acting singly or in concert with one or more “person” or “group,” other than the Investcorp Shareholders or any Person acting in the capacity of an underwriter, shall, directly or indirectly, have acquired, or acquire the power to vote or direct the voting of, 30% or more on a fully diluted basis, of the outstanding Capital Stock of Holdings or (2) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board of directors of Holdings together with any new members of such board of directors whose elections by such board of directors or whose nomination for election by the stockholders of Holdings was approved by a vote of a majority of the members of such board of directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved shall cease for any reason to constitute a majority of the directors of Holdings then in office, or (b) Holdings shall cease to own and control directly, of record and beneficially, 100% of each class of outstanding Capital Stock of the Company, free and clear of all Liens, other than Liens in favor of the Administrative Agent and the Lenders pursuant to the Credit Documents.

          “Class”: (a) as to any Loan, its designation as a Term Loan or Revolving Loan and (b) as to any Commitment, its designation as a Term Loan Commitment or Revolving Commitment.

          “Closing Date”: the date on which each of the conditions precedent contained in Section 6 of this Agreement are satisfied or waived, which date is June 20, 2003.

          “Code”: the Internal Revenue Code of 1986, as amended from time to time.

          “Co-Documentation Agents”: Bank of America, N.A. and U.S. Bank N.A., each in their respective capacity as co-documentation agent hereunder.

          “Collateral”: all assets of the Credit Parties, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document.

          “Commercial L/C”: a commercial documentary Letter of Credit under which the Issuing Lender agrees to make payments in Dollars for the account of the Company, on behalf of the Company or a Subsidiary thereof, in respect of obligations of the Company or such Subsidiary in connection with the purchase of goods or services in the ordinary course of business.

          “Commitment”: as to any Lender at any time, such Lender’s Swing Line Commitment, Term Loan Commitment and Revolving Commitment; collectively, as to all the Lenders, the “Commitments”.

          “Commitment Fee Rate”: 0.50% per annum.

          “Commitment Percentage”: as to any Lender at any time, its Term Loan Commitment Percentage or Revolving Commitment Percentage, as the context may require.

          “Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

          “Company”: as defined in the preamble hereto.

          “Consolidated Current Assets”: at a particular date, all amounts which would, in conformity with GAAP, be included under current assets on a consolidated balance sheet of the Company and its Subsidiaries as at such date.

          “Consolidated Current Liabilities”: at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a consolidated balance sheet of the Company and its Subsidiaries as at such date, excluding the current portion of long-term debt and the entire outstanding principal amount of the Revolving Loans.

          “Consolidated EBITDA”: for any period, the Consolidated Net Income of the Company and its Subsidiaries for such period, plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) total income tax expense (including any tax benefit or expense related to the dividend on any preferred stock), (b) interest expense, amortization or writeoff of debt discount, debt issuance, warrant and other equity (including any preferred stock) issuance costs and commissions, discounts, redemption premium and other fees and charges associated with the Loans (including commitment fees and other periodic bank charges), Standby L/Cs, letters of credit permitted hereunder, Financing Leases, the Permanent Subordinated Debt and the Senior

Unsecured Debt or with the acquisition or repayment of any debt securities of the Company permitted hereunder, and net costs associated with Interest Rate Agreements to which the Company is a party in respect of the Loans, (c) costs of surety bonds, (d) depreciation and amortization expense, (e) amortization of inventory write-up under APB 16, amortization of intangibles (including, but not limited to, goodwill and costs of interest-rate caps, leasehold interests and the cost of non-competition agreements) and organization costs, (f) non-cash amortization of Financing Leases, (g) franchise taxes, (h) all cash dividend payments, (i) any fees and expenses incurred in connection with the Transactions, (j) any other write-downs, write-offs, minority interests and other non-cash charges in determining such Consolidated Net Income for such period, (k) all extraordinary losses in determining such Consolidated Net Income for such period, and (l) nonrecurring cash losses and charges in an amount not to exceed $5,000,000 for any Fiscal Year and minus, without duplication and to the extent reflected as a credit in the statement of such Consolidated Net Income for such period, the sum of (i) extraordinary gains, (ii) non-cash income and (iii) non-cash gains; provided that: (i) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application) shall be excluded and (ii) the impact of foreign currency translations shall be excluded. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio or the ratio of Consolidated Senior Secured Indebtedness to Consolidated EBITDA in Section 8.13, (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any disposition of property or series of related dispositions of property, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Company or any Subsidiary shall have made an acquisition pursuant to subsection 8.6(h), Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect to Consolidated EBITDA earned by the Person or assets acquired as if such acquisition occurred on the first day of such Reference Period.

          “Consolidated Funded Indebtedness”: at a particular date, all Indebtedness (other than Indebtedness described in clauses (b), (c) or (d) of the definition of “Indebtedness” included in this subsection 1.1) of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP at such date.

          “Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Funded Debt on such day to (b) Consolidated EBITDA for such period.

          “Consolidated Net Income”: for any period, net income of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that: (i) the net income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the Company or a Wholly-Owned Subsidiary, (ii) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iii) net income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is prohibited or not permitted at the date of determination.

          “Consolidated Senior Funded Indebtedness”: the Consolidated Funded Indebtedness minus the Permanent Subordinated Debt, and other subordinated Indebtedness permitted pursuant to subsections 8.1(d), 8.1(f) and 8.1(j).

          “Consolidated Senior Secured Indebtedness”: Consolidated Senior Funded Indebtedness which is secured by Lien permitted by subsection 8.2.

          “Consolidated Total Funded Debt”: at a particular date, all Indebtedness (other than Indebtedness described in clauses (b) or (c) of the definition of “Indebtedness” included in this subsection 1.1) of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP at such date.

          “Contingent Obligation”: as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Company in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Company in good faith.

          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

          “Credit Documents”: the collective reference to this Agreement, the Security Documents and the Notes.

          “Credit Parties”: the collective reference to Holdings, the Company and each Subsidiary of the Company from time to time party to a Credit Document other than any Foreign Subsidiary.

          “CSFB”: Credit Suisse First Boston, Acting Through its Cayman Islands Branch.

          “Current Assets”: for any period, the sum of (a) consolidated net trade accounts receivable generated as the result of the sale of goods and services to third parties in the ordinary course of business as of the last day of such period, net of allowances for doubtful accounts, plus

(b)  consolidated net inventory valued at a first-in first-out (“FIFO”) basis for such period, net of reserves for inventory which is (i) unsaleable in the ordinary course of business, (ii) damaged, (iii) defective, (iv) obsolete, (v) slow-moving or (vi) lower of cost or market items, in each case for both clauses (a) and (b), as determined in accordance with the Company’s historical accounting and credit practices.

          “Current Asset Coverage Ratio”: on any date of determination, the ratio of (a) Current Assets for the fiscal quarter most recently ended for which financial statements have been delivered pursuant to Section 7.1 to (b) the aggregate amount of Loans and L/C Obligations outstanding on such date, provided that, (x) for the period from and after the last day of any fiscal quarter until delivery of financial statements pursuant to Section 7.1 for such fiscal quarter, Current Assets shall be deemed to be the amount of Current Assets for the fiscal quarter immediately preceding such fiscal quarter for which financial statements have not yet been delivered and (y) with respect to any acquisition permitted by subsection 8.6(h) during any fiscal quarter for which financial statements have not yet been delivered pursuant to Section 7.1, the Current Assets of such acquired Person or assets shall be included in the calculation of Current Assets for purposes of clause (a) above (the “Reporting Period”) upon the delivery by the Company to the Administrative Agent of a certificate of a Responsible Officer for such Reporting Period, in form and substance reasonably satisfactory to the Administrative Agent, setting forth Current Assets (i) as previously reported by the Company for such Reporting Period and (ii) pro forma for such acquisition.

          “Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          “Dollars” and “$”: dollars in lawful currency of the United States of America.

          “Domestic Subsidiary”: any Subsidiary of the Company other than a Foreign Subsidiary.

          “Early Maturity Date”: as defined in subsection 4.4(c).

          “Environmental Laws”: any and all Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority or requirements of law (including court-ordered requirements of common law) regulating or imposing liability or standards of conduct concerning, environmental or public health protection matters, including, without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.

          “Environmental Reports”: the Phase 1 environmental assessments covering certain owned and leased real properties of the Company and its Subsidiaries made available by the Company to the Administrative Agent prior to October 30, 1996.

          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

          “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such system.

          “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Association Interest Settlement Rates Page (as defined below) at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period; provided that if there shall at any time no longer exist a Telerate British Bankers Association Interest Settlement Rates Page, “Eurodollar Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which the Administrative Agent is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period. “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

          “Eurodollar Lending Office”: as to any Lender the office of such Lender which shall be making or maintaining Eurodollar Loans.

          “Eurodollar Loans”: Loans at such time as they are made and/or being maintained at a rate of interest based upon a Eurodollar Rate.

          “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate 1.00 - Eurocurrency Reserve Requirements

          “Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          “Excess Cash Flow”: for each Excess Cash Flow Period of the Company, the excess of (a) Consolidated EBITDA for such Excess Cash Flow Period over (b) the sum, without duplication, of (i) the aggregate amount actually paid by the Company and its Subsidiaries in cash during such Excess Cash Flow Period on account of capital expenditures (other than capital expenditures made with the proceeds of eminent domain or condemnation proceedings to the extent such proceeds are not included in the determination of Consolidated EBITDA for such Excess Cash Flow Period), (ii) the aggregate amount of payments of principal in respect of any Indebtedness during such Excess Cash Flow Period (other than any such payments of principal pursuant to subsections 4.4(b)(i), (ii) and (iii) or any such payment of principal in respect of any revolving credit facility to the extent that there is not an equivalent reduction in such facility), (iii) increases in working capital (calculated as Consolidated Current Assets at the end of such Excess Cash Flow Period minus Consolidated Current Liabilities as at the end of such Excess Cash Flow Period) (excluding any increase in cash or Cash Equivalents above an increase deemed in good faith by the Company to be necessary or desirable for the operation of the business of the Company and its Subsidiaries), (iv) cash interest expense (including fees paid in connection with Letters of Credit, surety bonds, commitment fees and other periodic bank charges) of the Company for such Excess Cash Flow Period, (v) the amount of dividends actually paid in cash by the Company to Holdings to the extent not deducted from revenues in determining Consolidated Net Income of the Company and its Subsidiaries for such Excess Cash Flow Period, as permitted by subsections 8.11(c)(i) and (ii), (vi) the amount of taxes actually paid in cash by the Company and its Subsidiaries during such Excess Cash Flow Period or within a normal payment period thereafter, (vii) the amount of cash actually paid to repurchase Capital Stock of Holdings pursuant to subsection 8.11(c)(iii) during such Excess Cash Flow Period, (viii) extraordinary cash losses with respect to such Excess Cash Flow Period, (ix) any fees and expenses incurred in connection with the Transactions, (x) to the extent added to Consolidated Net Income of the Company and its Subsidiaries in calculating Consolidated EBITDA for such Excess Cash Flow Period, the net cost of Interest Rate Agreements, franchise taxes and management fees during such period, and (xi) the amount of cash actually paid by the Company and its Subsidiaries in connection with clauses (j), (k), (l) and clause (ii) of the proviso in the definition of Consolidated EBITDA.

          “Excess Cash Flow Period”: each Fiscal Year of the Company commencing with the Fiscal Year beginning on February 2, 2004.

          “Existing Credit Agreement”: as defined in the recitals hereto.

          “Fee Property”: as defined in subsection 5.13.

          “Financing Lease”: (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of the Company and its consolidated Subsidiaries and (b) any other such lease to the extent that the then present value of any rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

          “Fiscal Year”: the fiscal year of the Company ending on the Sunday closest to January 31 of the following year.

          “Foreign Subsidiary”: any Subsidiary of the Company which is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

          “GAAP”: generally accepted accounting principles in the United States of America in effect from time to time.

          “Governmental Authority”: any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          “Group Members”: the collective reference to the Company and its Wholly-Owned Domestic Subsidiaries.

          “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Company and each Subsidiary Guarantor, substantially in the form of Exhibit E.

          “Hazardous Materials”: any hazardous materials, hazardous wastes, hazardous pesticides, hazardous or toxic substances, defined, listed, classified or regulated as such in or under any Environmental Law, including, without limitation, asbestos, petroleum, any other petroleum products (including gasoline, crude oil or any fraction thereof) polychlorinated biphenyls and urea-formaldehyde insulation.

          “Highest Lawful Rate”: as defined in subsection 11.13.

          “Holdings”: CSK Auto Corporation, a Delaware corporation.

          “Indebtedness”: of a Person, at a particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the undrawn face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and unpaid reimbursement obligations with respect thereto, (c) all liabilities (other than Lease Obligations and liabilities in connection with reserves established in accordance with GAAP) secured by any Lien on any property owned by such Person, even though such Person has not assumed or become liable for the payment thereof, (d) Financing Leases and (e) all indebtedness of such Person arising under acceptance facilities; but excluding (i) trade and other accounts payable and accrued expenses payable in the ordinary course of business, (ii) letters of credit supporting the purchase of goods in the ordinary course of business and expiring no more than six months from the date of issuance and (iii) obligations in respect of Interest Rate Agreements.

          “indemnified liabilities”: as defined in subsection 11.5.

          “Insolvency”: with respect to a Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

          “Interest Coverage Ratio”: on the last day of any fiscal quarter of the Company, the ratio of (a) Consolidated EBITDA for the period of four fiscal quarters ending on such day to (b) cash interest expense (excluding fees payable on account of Letters of Credit and, to the extent included in interest expense in accordance with GAAP, net costs associated with Interest Rate Agreements to which the Company is party in respect of the Loans, amortization of debt discount (including discount of liabilities and reserves established under APB 16), costs of debt issuance and interest expense on customer deposits) for the period described in clause (a) above net of interest income and amortization of deferred non-cash interest income associated with the settlement of Interest Rate Agreements, in each case for or during such period on a consolidated basis for the Company and its Subsidiaries.

          “Interest Payment Date”: (a) as to any Alternate Base Rate Loan (other than any Swing Line Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an Alternate Base Rate Loan and any Swing Line Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swing Line Loan, the day that such Loan is required to be repaid.

          “Interest Period”: with respect to any Eurodollar Loan:

(a) initially, the period commencing on, as the case may be, the Borrowing Date or conversion date with respect to such Eurodollar Loan and ending one, two, three or six months thereafter (or, if and when agreed to by all the relevant Lenders, nine or twelve months thereafter) as selected by the Company in its notice of borrowing as provided in subsection 4.1 or its notice of conversion as provided in subsection 4.2; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter (or, if and when agreed to by all the relevant Lenders, nine or twelve months thereafter) as selected by the Company by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan;

provided that the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(B) the Company may not select an Interest Period that would extend beyond the Revolving Termination Date or beyond the Maturity Date, as the case may be; provided that, if the Revolving Termination Date or the Maturity Date shall not be a Business Day, such Interest Period shall end on the next preceding Business Day, as the case may be;

(C) if the Company shall fail to give notice as provided above in clause (b), it shall be deemed to have selected a conversion of a Eurodollar Loan into an Alternate Base Rate Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 4.2);

(D) any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(E) the Company shall select Interest Periods so as not to require a prepayment (to the extent practicable) or a scheduled payment of a Eurodollar Loan during an Interest Period for such Eurodollar Loan.

          “Interest Rate Agreement”: any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, currency hedge agreement or other similar agreement or arrangement; provided that the amount of any such Interest Rate Agreement for purposes of Section 9(e) shall be based on calculation of payments for early termination in a reasonable manner in accordance with customary industry practices.

          “Investcorp Shareholders”: Investcorp S.A. and its Affiliates (provided that the reference to 25% in the definition of Affiliate contained in this subsection Error! Reference source not found. shall be deemed to be 51%) and Subsidiaries.

          “Investment Grade Securities”: (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (ii) debt securities or debt instruments with a rating of BBB or higher by S&P and Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or if no rating of S&P’s or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries and (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

          “Investors”: Investcorp Investment Equity Limited and certain of its Affiliates and other international investors.

          “Issuing Lender”: JPMorgan Chase Bank and any of its Affiliates or such other Lender selected by the Company and approved by JPMorgan Chase Bank, as issuers of the Letters of Credit.

          “JPMorgan Chase Bank”: JPMorgan Chase Bank, a New York banking corporation, and its successors.

          “L/C Application”: as defined in subsection 3.5(a).

          “L/C Obligations”: the obligations of the Company to reimburse the Issuing Lender for any payments made by the Issuing Lender under any Letter of Credit that have not been reimbursed by the Company pursuant to subsection 3.8(a).

          “L/C Participating Interest”: an undivided participating interest (equal to such Lender’s Revolving Commitment Percentage) in the face amount of each issued and outstanding Letter of Credit and the L/C Application relating thereto.

          “Lead Arrangers”: collectively, J.P. Morgan Securities Inc. and CSFB, as joint lead arrangers and joint bookrunners.

          “Lease Obligations”: of the Company and its Subsidiaries, as of the date of any determination thereof, the rental commitments of the Company and its Subsidiaries determined on a consolidated basis, if any, under leases for real and/or personal property (net of rental commitments from sub-leases thereof), excluding however, obligations under Financing Leases.

          “Leased Property”: as defined in subsection 5.13.

          “Lenders”: as defined in the preamble hereto.

          “Letters of Credit”: the collective reference to the Commercial L/Cs and the Standby L/Cs; individually, a “Letter of Credit.”

          “Leverage Ratio”: as defined in subsection 8.7.

          “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing except for the filing of financing statements in connection with Lease Obligations incurred by the Company or its Subsidiaries to the extent that such financing statements relate to the property subject to such Lease Obligations).

          “Loans”: the collective reference to the Swing Line Loans, the Term Loans and the Revolving Loans; individually, a “Loan.”

          “Material Adverse Effect”: a material adverse effect on (i) the business, assets, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole, since February 2, 2003, (ii) the ability of the Company and its Subsidiaries to perform their material obligations under the Credit Documents or (iii) the validity or enforceability of any material Credit Document or the rights or remedies of the Lenders or the Agents thereunder.

          “Maturity Date”: the date that is the sixth anniversary of the Closing Date.

          “Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          “Net Proceeds”: the aggregate cash proceeds received by Holdings (solely with respect to clause (a)(ii) of this definitions), the Company or any Subsidiary of the Company in respect of:

(a) (i) any issuance or borrowing of any debt securities or loans by the Company or any Subsidiary other than debt or loans permitted to be incurred or borrowed pursuant to subsection 8.1 or (ii) any issuance of Capital Stock;

(b) any Asset Sale, excluding (i) any net proceeds received upon any condemnation or exercise of rights of eminent domain to the extent the same shall be deemed not to constitute Net Proceeds pursuant to the proviso to subsection 8.5(d) and (ii) any proceeds of insurance received upon any casualty or loss;

(c) any cash received in respect of substantially like-kind exchanges of property to the extent provided in the proviso to subsection 8.5(e); and

(d) any cash payments received in respect of promissory notes delivered to the Company or such Subsidiary in respect of an Asset Sale;

in each case net of (without duplication) (A) the amount required to repay any Indebtedness (other than the Loans) secured by a Lien on any assets of the Company or a Subsidiary of the Company that are collateral for any such debt securities or loans that are sold or otherwise disposed of in connection with such Asset Sale, (B) the reasonable expenses (including legal fees and brokers’ and underwriters’ commissions, lenders fees or credit enhancement fees, in any case, paid to third parties or, to the extent permitted hereby, Affiliates) incurred in effecting such issuance or sale and (C) any taxes reasonably attributable to such sale and reasonably estimated by the Company or such Subsidiary to be actually payable.

          “Non-Funding Lender”: as defined in subsection 4.9(c).

          “Notes”: the collective reference to the Swing Line Note, the Revolving Notes and the Term Loan Notes; each of the Notes, a “Note”.

          “Participant”: as defined in subsection 11.6(b).

          “Participating Lender”: any Lender (other than the Issuing Lender) with respect to its L/C Participating Interest in each Letter of Credit.

          “PartsAmerica Services Agreement”: the services agreement between Advance Stores and the Company and any related agreements, as the same may be amended, modified, restated or supplemented from time to time.

          “Payment Sharing Notice”: a written notice from the Company or any Lender informing the Administrative Agent that an Event of Default has occurred and is continuing and directing the Administrative Agent to allocate payments thereafter received from or on behalf of the Company in accordance with the provisions of subsection 4.9.

          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

          “Permanent Subordinated Debt”: (a) the Indebtedness under the Permanent Subordinated Notes and (b) unsecured notes or debentures of the Company, subordinated to the prior payment of the Loans and the other obligations under the Credit Documents, that may be issued by the Company in order to refinance the Permanent Subordinated Debt or the Senior Unsecured Notes and/or prepay the Loans, provided that (i) the maturity date, the scheduled amortization, the final maturity and the subordination provisions shall be at least as favorable to the Company and the Lenders as such refinanced Permanent Subordinated Notes or the Senior Unsecured Notes, as the case may be, and the other terms and conditions thereof (including, without limitation, the covenant and event of default provisions thereof but excluding the interest rate and any call protection provisions) taken as a whole shall be at least as favorable to the Company and the Lenders as such refinanced Permanent Subordinated Notes or the Senior Unsecured Notes, as the case may be, (ii) no covenant contained in this Agreement or any of the other Credit Documents would be violated on the proposed issuance date after giving effect to (A) the issuance of such notes or debentures, (B) the payment of all issuance costs, commissions, discounts, redemption premiums and other fees and charges associated therewith, (C) the use of proceeds thereof and (D) the redemption, repayment, retirement and repurchase of all Indebtedness of the Company and its Subsidiaries to be redeemed, repaid or repurchased in connection therewith and (iii) substantially final drafts of the documentation governing any such notes or debentures, showing the terms thereof, shall have been furnished to the Lenders at least 10 days prior to the date of issuance of such notes or debentures.

          “Permanent Subordinated Note Indenture”: the Indenture, dated as of October 30, 1996, between the Company and The Bank of New York (as successor to Wells Fargo, N.A.), as trustee.

          “Permanent Subordinated Notes”: the 11% senior subordinated notes due 2006 issued by the Company pursuant to the Permanent Subordinated Note Indenture.

          “Permitted Liens”: Liens permitted to exist under subsection 8.2.

          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          “Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

          “Pricing Grid”: the pricing grid attached hereto as Annex A.

          “Refinancing”: is defined in the preamble hereto.

          “Refunded Swing Line Loans”: as defined in subsection 3.4(b).

          “Register”: as defined in subsection 11.6(d).

          “Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, as from time to time in effect.

          “Reorganization”: with respect to any Multiemployer Plan, the condition that such Plan is in reorganization as such term is used in Section 4241 of ERISA.

          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

          “Required Lenders”: at a particular time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans, if any, and (ii) the Revolving Commitments or, if the Revolving Commitments are terminated, the aggregate unpaid principal amount of the Revolving Loans, and participations in Swing Line Loans, the aggregate amount available to be drawn at such time under all outstanding Letters of Credit and L/C Obligations. The Term Loans and the Revolving Commitments of any Non-Funding Lender shall be disregarded in determining Required Lenders at any time.

          “Requirement of Law”: as to any Person, the Articles or Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, order, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property, or to which such Person or any of its property is subject.

          “Responsible Officer”: with respect to any Person, the president, chief executive officer, the chief operating officer, the chief financial officer, treasurer, controller or any vice president of such Person.

          “Revolving Commitment”: as to any Lender, its obligations to make Revolving Loans to the Company pursuant to subsection 3.1, and to purchase its L/C Participating Interest in any Letter of Credit, in an aggregate amount not to exceed the amount set forth under such Lender’s name in Schedule 1.1 opposite the caption “Revolving Commitment” or in Schedule 1 to the Assignment and Acceptance by which such Lender acquired its Revolving Commitment, as the same may be reduced from time to time pursuant to subsection 4.3 or 4.4(b) or adjusted pursuant to subsection 11.6(c); collectively, as to all the Lenders, the “Revolving Commitments.” The original aggregate principal amount of the Revolving Commitments is $125,000,000.

          “Revolving Commitment Percentage”: as to any Lender at any time, the percentage of the aggregate Revolving Commitments then constituted by such Lender’s Revolving Commitment.

          “Revolving Commitment Period”: the period from and including the Closing Date to but not including the Revolving Termination Date.

          “Revolving Lender”: any Lender with a Revolving Commitment or that holds Revolving Loans.

          “Revolving Loan” and “Revolving Loans”: as defined in subsection 3.1(a).

          “Revolving Maturity Date”: the fifth anniversary of the Closing Date or, if the Early Maturity Date becomes applicable to the Term Loans pursuant to subsection 4.4(d), the Early Maturity Date.

          “Revolving Note”: as defined in subsection 4.13(e).

          “Revolving Termination Date”: the earlier of (a) the Revolving Maturity Date and (b) such other date as the Revolving Commitments shall terminate hereunder.

          “Security Documents”: the collective reference to the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Credit Party under any Credit Document.

          “Senior Unsecured Debt”: (a) the Indebtedness under the Senior Unsecured Notes and (b) unsecured notes or debentures of the Company that may be issued by the Company in order to refinance the Senior Unsecured Debt and/or the repayment of the Loans, provided that (i) the maturity date, the scheduled amortization and the final maturity shall be at least as favorable to the Company and the Lenders as such Senior Unsecured Notes and the other terms and conditions thereof (including, without limitation, the covenant and event of default provisions thereof but excluding the interest rate and any call protection provisions) taken as a whole shall be at least as favorable to the Company and the Lenders as such Senior Unsecured Notes, (ii) no covenant contained in this Agreement or any of the other Credit Documents would be violated on the proposed issuance date after giving effect to (A) the issuance of such notes or debentures, (B) the payment of all issuance costs, commissions, discounts, redemption premiums and other fees and charges associated therewith, (C) the use of proceeds thereof and (D) the redemption, repayment, retirement and repurchase of all Indebtedness of the Company and its Subsidiaries to be redeemed, repaid or repurchased in connection therewith and (iii) substantially final drafts of the documentation governing any such notes or debentures, showing the terms thereof, shall have been furnished to the Lenders at least 10 days prior to the date of issuance of such notes or debentures.

          “Senior Unsecured Notes”: the 12% senior notes due June 15, 2006 issued by the Company pursuant to the Senior Unsecured Note Indenture.

          “Senior Unsecured Note Indenture”: the Indenture, dated as of December 7, 2001, between the Company and The Bank of New York, as trustee.

          “Single Employer Plan”: any Plan which is covered by Title IV of ERISA and which is not a Multiemployer Plan.

          “Standby L/C”: an irrevocable letter of credit under which the Issuing Lender agrees to make payments in Dollars for the account of the Company, on behalf of the Company or any Subsidiary thereof in respect of obligations of the Company or such Subsidiary incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which the Company or such Subsidiary is or proposes to become a party in the ordinary course of the Company’s or such Subsidiary’s business, including, without limiting the foregoing, for insurance purposes or in respect of advance payments or as bid or performance bonds or for any other purpose for which a standby letter of credit might customarily be issued.

          “Subsection 4.11(d)(2) Certificate”: as defined in subsection 4.11(d).

          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. A Subsidiary shall be deemed wholly-owned by a Person who owns directly or indirectly all of the voting shares of stock or other interests of such Subsidiary having voting power under ordinary circumstances to vote for directors or other managers of such corporation, partnership or other entity, except for (i) directors’ qualifying shares and (ii) shares owned by employees. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company; provided that any joint venture in which an investment is made pursuant to subsection 8.6(j) shall at the option of the Company, so long as (a) such investment is maintained in reliance on such subsection 8.6(j) and (b) such joint venture is not included in the consolidated financial statements of the Company, not be a “Subsidiary” of the Company for any purpose of this Agreement.

          “Subsidiary Guarantor”: each Subsidiary of the Company other than any Foreign Subsidiary.

          “Swing Line Commitment”: the Swing Line Lender’s obligation to make Swing Line Loans pursuant to subsection 3.4.

          “Swing Line Lender”: JPMorgan Chase Bank, in its capacity as lender of the Swing Line Loans.

          “Swing Line Loans”: as defined in subsection 3.4(a).

          “Swing Line Note”: as defined in subsection 4.13(e).

          “Syndication Agent”: CSFB, in its capacity as syndication agent hereunder.

          “Synthetic Purchase Agreement”: shall mean any agreement pursuant to which the Company or any of its Subsidiaries is or may become obligated to make (a) any payment in connection with the purchase by any third party from a Person other than the Company or any of its Subsidiaries of any capital stock of the Company or any of its Subsidiaries or any Indebtedness referred to in subsection 8.11 (other than in connection with any such payment which the Company or any of its Subsidiaries would be permitted to make pursuant to subsection 8.11 or 8.13, as applicable) or (b) any payment (except as otherwise expressly permitted by subsection 8.11 or 8.13) the amount of which is determined by reference to the price or value at any time of any such capital stock or Indebtedness; provided, that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Company or any of its Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

          “Term Loan Commitment”: as to any Lender, its obligation to make a Term Loan to the Company pursuant to subsection 2.1 in an aggregate amount not to exceed the amount set forth under such Lender’s name in Schedule 1.1 opposite the caption “Term Loan Commitment” or in Schedule 1 to the Assignment and Acceptance pursuant to which a Lender acquires its Term Loan Commitment, as the same may be adjusted pursuant to subsection 11.6(c); collectively, as to all the Lenders, the “Term Loan Commitments.” The original aggregate principal amount of the Term Loan Commitments is $200,000,000.

          “Term Loan Commitment Percentage”: as to any Lender at any time, the percentage of the aggregate Term Loan Commitments then constituted by such Lender’s Term Loan Commitment (or, after the Term Loans are made, the percentage of the aggregate outstanding principal amount of the Term Loans then constituted by the principal amount of such Lender’s Term Loans).

          “Term Loan Note”: as defined in subsection 4.13(e).

          “Term Loans”: as defined in subsection 2.1.

          “Transactions”: as defined in the recitals hereto.

          “Transferee”: as defined in subsection 11.6(f).

          “Type”: as to any Loan, its nature as an Alternate Base Rate Loan or Eurodollar Loan.

          “Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, or, as the case may be, International Standby Practices ISP 98, International Chamber of Commerce Publication No. 59 and, in either case, any amendments thereof.

          “Wholly-Owned Domestic Subsidiary”: shall mean each Domestic Subsidiary which is also a Wholly-Owned Subsidiary.

          “Wholly-Owned Subsidiary”: each Subsidiary of the Company which is wholly-owned by it, as provided in the second sentence of the definition of Subsidiary contained herein.

          1.2     Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, any other Credit Document or any certificate or other document made or delivered pursuant hereto.

          (b)     As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in

Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent there are any changes in GAAP from the date of this Agreement, the financial covenants set forth herein at the option of the Company will either continue to be determined in accordance with GAAP in effect on the Closing Date, as applicable, or be adjusted or reset to reflect such changes in GAAP, such adjustments or resets to be mutually agreed to by the Company and the Administrative Agent. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Capital Stock, securities, accounts and leasehold interests, and references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

          (c)     The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

          (d)     The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.

          SECTION 2. TERM LOANS

          2.1     Term Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make a loan in Dollars (individually, a “Term Loan”; and collectively, the “Term Loans”) to the Company on the Closing Date, in an aggregate principal amount equal to such Lender’s Term Loan Commitment.

          2.2     Repayment of Term Loans. The Company shall repay the Term Loans as provided in subsection 4.4(c).

          2.3     Use of Proceeds. The proceeds of the Term Loans, together with part of the proceeds of the Revolving Loans, will be used to finance in part the Transactions and to pay certain of the fees, expenses and financing costs related to the Transactions.

          SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

          3.1     Revolving Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to the extent of its Revolving Commitment to extend credit to the Company from time to time on any Borrowing Date during the Revolving Commitment Period (i) by purchasing an L/C Participating Interest in each Letter of Credit issued by the Issuing Lender and (ii) by making loans in Dollars (individually, such a Loan is a “Revolving Loan,” and collectively such Loans are the “Revolving Loans”) to the Company from time to time. Notwithstanding the above, (A) in no event shall any Letter of Credit be issued if after giving effect thereto the sum of the undrawn amount of all outstanding Letters of Credit and the amount of all L/C Obligations would exceed $35,000,000 and (B) in no event shall any Revolving Loans be made, or Letters of Credit be issued, if the aggregate amount of the Revolving Loans to be made or Letters of Credit to be issued would, after giving effect to the use of proceeds, if any, thereof, exceed the aggregate Available Revolving Commitments. During the Revolving Commitment Period, the Company may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, and/or by having the Issuing Lender issue Letters of Credit, having such Letters of Credit expire undrawn upon or if drawn upon, reimbursing the Issuing Lender for such drawing, and having the Issuing Lender issue new Letters of Credit.

          (b)     The Revolving Loans made on the Closing Date shall be made initially as Alternate Base Rate Loans. Each borrowing of Revolving Loans pursuant to the Revolving Commitments shall be in an aggregate principal amount of the lesser of (i) $1,000,000 or a whole multiple of $100,000 in excess thereof, in the case of Alternate Base Rate Loans, and $2,000,000 or a whole multiple of $1,000,000 in excess thereof, in the case of Eurodollar Loans and (ii) the Available Revolving Commitments, except that any borrowing of Revolving Loans to be used solely to pay a like amount of Swing Line Loans may be in the aggregate principal amount of such Swing Line Loans.

          3.2     Commitment Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender (other than any Non-Funding Lender) a commitment fee from and including the Closing Date to and including the Revolving Termination Date, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made (whether or not the Company shall have satisfied the applicable conditions to borrow or for the issuance of a Letter of Credit set forth in Section 6). Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first such date to occur on or following the Closing Date (or, if earlier, the Revolving Termination Date).

          3.3     Proceeds of Revolving Loans. The Company shall use the proceeds of Revolving Loans (a) for working capital and general corporate purposes of the Company and its Subsidiaries and (b) to repurchase the Senior Unsecured Notes and Permanent Subordinated Notes as permitted under subsection 8.13(a).

          3.4     Swing Line Commitment. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees, so long as the Administrative Agent has not received notice that an Event of Default has occurred and is continuing (in each case until such notice has been rescinded or the Administrative Agent determines in good faith, and notifies the Swing Line Lender, that all Events of Default have been cured or waived), to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) to the Company from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $15,000,000, provided that no Swing Line Loan may be made if the aggregate principal amount of the Swing Line Loans to be made would exceed the aggregate Available Revolving Commitments at such time. Amounts borrowed by the Company under this subsection 3.4 may be repaid and, through but excluding the Revolving Termination Date, reborrowed. All Swing Line Loans shall be made as Alternate Base Rate Loans and shall not be entitled to be converted into Eurodollar Loans. The Company shall give the Swing Line

Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 3:00 P.M., New York City time) on the requested Borrowing Date specifying the amount of each requested Swing Line Loan, which shall be in an aggregate minimum amount of $250,000 or a whole multiple of $100,000 in excess thereof. The proceeds of each Swing Line Loan will be made available by the Swing Line Lender to the Company by crediting the account of the Company at the office of the Swing Line Lender with such proceeds. The proceeds of Swing Line Loans may be used solely for the purposes referred to in subsection 3.3.

          (b)     The Swing Line Lender at any time in its sole and absolute discretion may, and on the 15th day (or if such day is not a Business Day, the next Business Day) and last Business Day of each month shall, on behalf of the Company (which hereby irrevocably directs the Swing Line Lender to act on its behalf) request each Revolving Lender, including the Swing Line Lender, to make a Revolving Loan in an amount equal to such Lender’s Revolving Commitment Percentage of the amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given. Unless any of the events described in paragraph (f) of Section 9 shall have occurred (in which event the procedures of paragraph (c) of this subsection 3.4 shall apply) each Revolving Lender shall make the proceeds of its Revolving Loan available to the Swing Line Lender for the account of the Swing Line Lender at the office of the Swing Line Lender specified in Section 11.2 (or such other location as the Swing Line Lender may direct) prior to 2:00 P.M. (New York City time) in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Loans shall be immediately applied to repay the Refunded Swing Line Loans.

          (c)     If prior to the making of a Revolving Loan pursuant to paragraph (b) of this subsection 3.4 one of the events described in paragraph (f) of Section 9 shall have occurred, each Lender will, on the date such Loan was to have been made, purchase an undivided participating interest in the Refunded Swing Line Loan in an amount equal to its Revolving Commitment Percentage of such Refunded Swing Line Loan. Each Lender will immediately transfer to the Swing Line Lender in immediately available funds, the amount of its participation.

          (d)     Whenever, at any time after the Swing Line Lender has received from any Lender such Lender’s participating interest in a Refunded Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded) in like funds as received; provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it in like funds as such payment is required to be returned by the Swing Line Lender.

          (e)     The obligation of each Revolving Lender pursuant to subsections 3.4(b) and 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company; (iv) any breach of this

Agreement by the Company or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

          3.5     Issuance of Letters of Credit. (a) The Company may from time to time request the Issuing Lender to issue a Standby L/C or a Commercial L/C by delivering to the Issuing Lender at its address specified in subsection 11.2 or as otherwise agreed between the Company and the Issuing Lender a letter of credit application in the Issuing Lender’s then customary form (the “L/C Application”) completed to the satisfaction of the Issuing Lender, together with the proposed form of such Letter of Credit (which shall comply with the applicable requirements of paragraph (b) below) and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request; provided that if the Issuing Lender informs the Company that it is for any reason unable to open such Letter of Credit, the Company may request any Lender to open such Letter of Credit upon the same terms offered to the Issuing Lender and each reference to the Issuing Lender for purposes of subsections 3.5 through 3.14, 6.1 and 6.2 shall be deemed to be a reference to such Issuing Lender. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any document submitted by the Company to, or entered into by the Company with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

          (b)     Each Standby L/C and Commercial L/C issued hereunder shall, among other things, (i) be in such form requested by the Company as shall be acceptable to the Issuing Lender in its sole reasonable discretion and (ii) in the case of each Standby L/C, have an expiry date occurring not later than 365 days after the date of issuance of such Standby L/C and, in the case of each Commercial L/C, have an expiry date occurring not later than 120 days after the date of issuance of such Commercial L/C (or such longer time as shall be agreed to by the Issuing Lender thereof, in its sole reasonable discretion) and, in all cases, may be automatically renewed on its expiry date for an additional period equal to the initial term but in no case shall any Letter of Credit have an expiry date occurring later than three Business Days before the Revolving Termination Date. Each L/C Application and each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York, in the case of JPMorgan Chase Bank and any of its Affiliates, acting as Issuing Lender.

          (c)     Notwithstanding anything to the contrary herein, the letters of credit listed on Schedule 3.5(c) shall be deemed to have been issued hereunder and deemed to be Letters of Credit for all purposes hereof.

          3.6     Participating Interests. Effective in the case of each Standby L/C and Commercial L/C as of the date of the opening thereof, the Issuing Lender agrees to allot and does allot, to itself and each other Lender, and each Lender severally and irrevocably agrees to take and does take in such Letter of Credit and the related L/C Application, an L/C Participating Interest in a percentage equal to such Lender’s Revolving Commitment Percentage.

          3.7     Procedure for Opening Letters of Credit. Upon receipt of a L/C Application from the Company, the Issuing Lender will process the request in accordance with its customary procedures. If the format of the requested Letter of Credit is reasonably acceptable to the Issuing Lender, the Issuing Lender shall promptly open such Letter of Credit, provided that such opening does not violate the conditions of the applicable subsections of this Agreement, by issuing the original of such Letter of Credit to the beneficiary and furnishing a copy to the Company. Promptly after the issuance of, or amendment to, any Standby L/C or Commercial L/C, the Issuing Lender shall notify the Administrative Agent and each Lender of such issuance or amendment.

          3.8     Reimbursement. (a) If the Issuing Lender shall make any payment under any Letter of Credit issued for the account of the Company, the Company shall reimburse such payment by paying to the Issuing Lender an amount equal to such payment not later than 12:00 Noon, New York City time, on the date that such payment by the Issuing Lender is made, if the Company shall have received notice of such payment prior to 10:00 A.M., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 Noon, New York City time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 A.M., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such payment by the Issuing Lender is not less than $250,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 4.1 that such payment be financed with an Alternate Base Rate Loan or Swing Line Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting Alternate Base Rate Loan or Swing Line Loan. If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable L/C Obligation, the payment then due from the Company in respect thereof and such Lender’s pro rata share (based on its Revolving Commitment) of such L/C Obligation. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent for the account of the Issuing Lender its pro rata share (based on its Revolving Commitment) of such L/C Obligation then due from the Company. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any L/C Disbursement (other than the funding of Revolving Loans which are Alternate Base Rate Loans or a Swing Line Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such L/C Disbursement.

          (b)     The Company agrees to pay interest on any unreimbursed portion of any such L/C Obligation from the date of such payment giving rise to such L/C Obligation until reimbursement in full thereof at a rate per annum equal to (i) on or prior to the date which is one Business Day after the day on which such reimbursement from the Company is due pursuant to the preceding paragraph (a), the Alternate Base Rate plus the Applicable Margin for the Revolving Loans and (ii) thereafter, the Alternate Base Rate plus the Applicable Margin for the Revolving Loans plus 2%.

          (c)     Whenever, at any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any other Revolving Lender such other Lender’s pro rata share of the L/C Obligation arising therefrom, the Issuing Lender receives any reimbursement on account of such L/C Obligation or any payment of interest on account thereof, the Issuing Lender will promptly distribute to such other Lender its pro rata share thereof in like funds as received; provided that in the event that the receipt by the Issuing Lender of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it in like funds as such reimbursement or payment is required to be returned by the Issuing Lender.

          3.9     Letter of Credit Fees. (a) In lieu of any letter of credit commissions and fees provided for in any L/C Application relating to Standby or Commercial L/Cs (other than standard issuance, amendment and negotiation fees), the Company agrees to pay the Administrative Agent, for the account of the Issuing Lender and the Participating Lenders, with respect to each Standby or Commercial L/C issued for the account of the Company, a Standby or Commercial L/C fee, as the case may be, equal to the Applicable Margin for Revolving Loans which are Eurodollar Loans (of which the Issuing Lender shall retain for its own account, as the issuing bank and not on account of its L/C Participating Interest therein, ¼ of 1% per annum) on the daily average amount available to be drawn under each Standby L/C in the case of a Standby L/C and on the maximum face amount of each Commercial L/C in the case of a Commercial L/C, in either case payable, in arrears, on the last day of each fiscal quarter of the Company and on the date upon which the Revolving Loan Commitments have terminated and such Letter of Credit has been terminated in accordance with its terms. The Administrative Agent will disburse any Standby or Commercial L/C fees received pursuant to this subsection 3.9(a) to the respective Lenders and the Issuing Lender promptly following the receipt of any such fees in the case of a Standby L/C and, in the case of a Commercial L/C, promptly following the end of the calendar month in which such Commercial L/C fees were received. Notwithstanding the foregoing, the Company agrees to pay standard issuance, amendment and negotiation fees to the Issuing Lender.

          (b)     For purposes of any payment of fees required pursuant to this subsection 3.9, the Administrative Agent agrees to provide to the Company a statement of any such fees to be so paid; provided that the failure by the Administrative Agent to provide the Company with any such invoice shall not relieve the Company of its obligation to pay such fees.

          3.10     Letter of Credit Reserves. (a) If any Change in Law shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding this Agreement (with respect to Letters of Credit) or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost of the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be the result of the Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by the Issuing Lender, the Company shall immediately pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the rate applicable to Alternate Base Rate Loans pursuant to subsection 4.5(b). The Company shall not be required to make any payments to the Issuing Lender for any additional amounts pursuant to this subsection 3.10(a) unless the Issuing Lender has given written notice to the Company of its intent to request such payments prior to or within 60 days after the date on which the Issuing Lender became entitled to claim such amounts. A certificate, setting forth in reasonable detail the calculation of the amounts involved, submitted by the Issuing Lender to the Company concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

          (b)     In the event that any Change in Law with respect to the Issuing Lender shall, in the opinion of the Issuing Lender, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by the Issuing Lender or any corporation controlling the Issuing Lender, and such Change in Law shall have the effect of reducing the rate of return on the Issuing Lender’s or such corporation’s capital, as the case may be, as a consequence of the Issuing Lender’s obligations under such Letter of Credit to a level below that which the Issuing Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account the Issuing Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by the Issuing Lender to be material, then from time to time following notice by the Issuing Lender to the Company of such Change in Law, within 15 days after demand by the Issuing Lender, the Company shall pay to the Issuing Lender such additional amount or amounts as will compensate the Issuing Lender or such corporation, as the case may be, for such reduction. The Issuing Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) or (b) of this subsection 3.10 with respect to the Issuing Lender, it will, if requested by the Company and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event; provided, however, that such avoidance or minimization can be made in such a manner that the Issuing Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. The Company shall not be required to make any payments to the Issuing Lender for any additional amounts pursuant to this subsection 3.10(b) unless the Issuing Lender has given written notice to the Company of its intent to request such payments prior to or within 60 days after the date on which the Issuing Lender became entitled to claim such amounts. A certificate, in reasonable detail setting forth the calculation of the amounts involved, submitted by the Issuing Lender to the Company concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

          (c)     The Company and each Participating Lender agree that the provisions of the foregoing paragraphs (a) and (b) shall apply equally to each Participating Lender in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Lender or, in the case of paragraph (b), any corporation controlling such Participating Lender.

          3.11     Further Assurances. The Company hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Lender more fully to effect the purposes of this Agreement and the issuance of Letters of Credit hereunder.

          3.12     Obligations Absolute. The payment obligations of the Company under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i) the existence of any claim, set-off, defense or other right which the Company or any of its Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, the Administrative Agent or any Lender, or any other Person, whether in connection with this Agreement, any Credit Document, the transactions contemplated herein, or any unrelated transaction;

(ii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid or any statement therein being untrue or inaccurate in any respect;

(iii) payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate or other document which does not comply with the terms of such Letter of Credit or is insufficient in any respect, except where such payment constitutes gross negligence or willful misconduct on the part of the Issuing Lender; or

(iv) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or willful misconduct on the part of the Issuing Lender.

          3.13     Assignments. No Participating Lender’s participation in any Letter of Credit or any of its rights or duties hereunder shall be subdivided, assigned or transferred (other than in connection with a transfer of part or all of such Participating Lender’s Revolving Commitment in accordance with subsection 11.6(c)) without the prior written consent of the Issuing Lender, which consent will not be unreasonably withheld. Such consent may be given or withheld without the consent or agreement of any other Participating Lender. Notwithstanding the foregoing, a Participating Lender may subparticipate its L/C Participating Interest without obtaining the prior consent or agreement of the Issuing Lender.

          3.14     Participations. Each Lender’s obligation to purchase participating interests pursuant to subsection 3.6 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company; (iv) any breach of this Agreement by the Company or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

          SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS

          4.1     Procedure for Borrowing. (a) The Company may borrow under the Commitments on any Business Day, provided that, with respect to any borrowing, the Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 2:00 P.M. (or, with respect to Swing Line Loans, 3:00 P.M.), New York City time), (i) three Business Days prior to the requested Borrowing Date if all or any part of the Loans are to be Eurodollar Loans and (ii) one Business Day prior to the requested

Borrowing Date (or, in the case of Swing Line Loans and, if the Closing Date occurs on the date this Agreement is executed and delivered, Loans made on the Closing Date, on the requested Borrowing Date) if the borrowing is to be solely of Alternate Base Rate Loans and specifying (A) the amount of the borrowing, (B) whether such Loans are initially to be Eurodollar Loans or Alternate Base Rate Loans or a combination thereof, (C) if the borrowing is to be entirely or partly Eurodollar Loans, the length of the Interest Period for such Eurodollar Loans and (D) whether the Loan is a Term Loan, a Swing Line Loan or a Revolving Loan; provided, however, that the Loans made on the Closing Date shall be made initially as Alternate Base Rate Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender. Not later than 2:00 P.M., New York City time, on the Borrowing Date specified in such notice, each Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified in subsection 11.2 (or at such other location as the Administrative Agent may direct) an amount in immediately available funds equal to the amount of the Loan to be made by such Lender (except that proceeds of Swing Line Loans will be made available to the Company in accordance with subsection 3.4(a)). Loan proceeds received by the Administrative Agent hereunder shall promptly be made available to the Company by the Administrative Agent’s crediting the account of the Company, at the office of the Administrative Agent specified in subsection 11.2, with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent.

          (b)     Any borrowing of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of all Eurodollar Loans having the same Interest Period shall not be less than $2,000,000 or a whole multiple of $1,000,000 in excess thereof and (ii) no more than 16 Interest Periods shall be in effect at any one time.

          4.2     Conversion and Continuation Options. (a) Subject to subsection 4.12, the Company may elect from time to time to convert Eurodollar Loans into Alternate Base Rate Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 2:00 P.M., New York City time, at least three Business Days prior to the proposed conversion date. The Company may elect from time to time to convert all or a portion of the Alternate Base Rate Loans (other than Swing Line Loans) then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 2:00 P.M., New York City time, at least three Business Days prior to the proposed conversion date, specifying the Interest Period selected therefor, and, unless a Default or Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have given written notice thereof to the Company, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding Business Day. Upon receipt of any notice pursuant to this subsection 4.2, the Administrative Agent shall promptly notify each Lender thereof. All or any part of the outstanding Loans (other than Swing Line Loans) may be converted as provided herein, provided that partial conversions of Alternate Base Loans shall be in the aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof and the aggregate principal amount of the resulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $2,000,000 or a whole multiple of $1,000,000 in excess thereof.

          (b)     Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Company giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in subsection Error! Reference source not found., of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have, by written notice to the Company, determined that such a continuation is not appropriate, (ii) if, after giving effect thereto, subsection 4.1(b) would be contravened or (iii) after the date that is one month prior to the Revolving Termination Date (in the case of continuations of Revolving Loans) or the Maturity Date of the Term Loans, as applicable.

          (c)     Notwithstanding anything in this Agreement to the contrary, unless otherwise agreed to by the Administrative Agent, no Loan shall be made as, converted to or continued as a Eurodollar Loan during the period commencing on the Closing Date and ending on the 33rd day following the Closing Date; provided that all or a portion of the Loans made on the Closing Date may, at the Company’s option, subject to the other provisions of this Agreement, be converted to Eurodollar Loans with an Interest Period of three months on or after the third day following the Closing Date.

          4.3     Changes of Commitment Amounts. (a) The Company shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate or, from time to time, permanently reduce the Revolving Commitments, subject to the provisions of this subsection 4.3. To the extent, if any, that the sum of the amount of the Revolving Loans, Swing Line Loans and L/C Obligations then outstanding and the amounts available to be drawn under outstanding Letters of Credit exceeds the amount of the Revolving Commitments as then reduced, the Company shall be required to make a prepayment equal to such excess amount, the proceeds of which shall be applied first, to payment of the Swing Line Loans then outstanding, second, to payment of the Revolving Loans then outstanding, third, to payment of any L/C Obligations then outstanding, and fourth, to cash collateralize any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative Agent. Any such termination of the Revolving Commitments shall be accompanied by prepayment in full of the Revolving Loans, Swing Line Loans and L/C Obligations then outstanding and by cash collateralization of any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative Agent. Upon termination of the Revolving Commitments, any Letter of Credit then outstanding which has been so cash collateralized shall no longer be considered a “Letter of Credit” as defined in subsection Error! Reference source not found. and any L/C Participating Interests heretofore granted by the Issuing Lender to the Lenders in such Letter of Credit shall be deemed terminated (subject to automatic reinstatement in the event that such cash collateral is returned and the Issuing Lender is not fully reimbursed for any such L/C Obligations) but the Letter of Credit fees payable under subsection 3.9 shall continue to accrue to the Issuing Lender and the Participating Lenders (or, in the event of any such automatic reinstatement, as provided in subsection 3.9) with respect to such Letter of Credit until the expiry thereof.

          (b)     In the case of termination of the Revolving Commitments, interest accrued on the amount of any prepayment relating thereto and any unpaid commitment fee accrued hereunder shall be paid on the date of such termination. Any such partial reduction of the Revolving Commitments shall be in an amount of $2,000,000, or a whole multiple of $1,000,000 in excess thereof, and shall, in each case, reduce permanently the amount of the Revolving Commitments then in effect.

          4.4     Optional and Mandatory Prepayments; Repayments of Term Loans.

          (a)     Subject to subsection 4.12, the Company may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, by giving irrevocable written notice (including via email) to the Administrative Agent by 1:00 P.M., New York City time, at least one Business Day prior thereto (or, in the case of Swing Line Loans, by 2:00 P.M., New York City time, on the same Business Day) in the case of Alternate Base Rate Loans, and three Business Days prior thereto in the case of Eurodollar Loans, specifying the date and amount of prepayment and whether the prepayment is of Revolving Loans or Term Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Company shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Partial prepayments (i) of Term Loans shall be in an aggregate principal amount equal to the lesser of (A) (I) $2,000,000, or a whole multiple of $1,000,000 in excess thereof with respect to Eurodollar Loans or (II) $1,000,000, or a whole multiple of $100,000 in excess thereof with respect to Alternate Base Rate Loans and (B) the aggregate unpaid principal amount of the Term Loans and (ii) of Revolving Loans shall be in an aggregate principal amount equal to the lesser of (A) (I) $2,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Eurodollar Loans or (II) $1,000,000, or a whole multiple of $100,000 in excess thereof with respect to Alternate Base Rate Loans and (B) the aggregate unpaid principal amount of the Revolving Loans, as the case may be. Prepayments of the Term Loans pursuant to this subsection 4.4(a) shall be applied first, to the immediately succeeding 12 months’ scheduled amortization payments of the Term Loans in direct order of maturity and second, to reduce all remaining installments thereof ratably according to the amounts of such installments after giving effect to all prior reductions thereto.

          (b)     (i) If Holdings or the Company shall issue any Capital Stock subsequent to the Closing Date, 50% of the Net Proceeds thereof (excluding amounts provided by the Investors or by management of the Company or used pursuant to the second proviso to this clause (b)(i)) shall be promptly applied toward the prepayment of the Loans as set forth in clause (v) of this subsection 4.4(b); provided, however, that so long as the Consolidated Leverage Ratio for the four fiscal quarters most recently ended prior to such issuance for which financial information is available shall be at or less than 2.75 to 1.00, the percentage of Net Proceeds derived from the issuance of Capital Stock required to be applied toward the prepayment of the Loans and reduction of the Commitments shall be reduced to zero; provided, further, that in the event the Company shall issue Capital Stock for the purpose of purchasing or redeeming in part or in full the Permanent Subordinated Notes or Senior Unsecured Notes outstanding and such Permanent Subordinated Notes or Senior Unsecured Notes are purchased or redeemed with the proceeds of such issuance, none of the Net Proceeds used for the purchase or redemption of the principal amount of the Permanent Subordinated Notes or Senior Unsecured Notes, as the case may be, and for payment of any redemption premium or accrued interest thereon and any costs and expenses in connection therewith or allocated to any payment of interest thereon within five Business Days prior to such issuance, shall be required to be applied toward the prepayment of the Loans; provided, further, that any excess of such Net Proceeds after such purchase or redemption shall be applied toward the prepayment of the Loans to the extent required by this clause (b)(i).

(ii) If the Company or any of its Subsidiaries shall incur or permit the incurrence of any Indebtedness subsequent to the Closing Date (other than Indebtedness permitted pursuant to subsections 8.1(b), (c), (d) (to the extent the Net Proceeds of such Indebtedness are used to repay, redeem, retire or repurchase the then outstanding Permanent Subordinated Debt in accordance with subsection 8.1(d)), (e), (f), (g), (h), (i), (j) and (k) and subordinated Indebtedness provided by the Investors), 100% of the Net Proceeds thereof shall be promptly applied toward the prepayment of the Loans as set forth in clause (v) of this subsection 4.4(b).

(iii) If the Company or any of its Subsidiaries shall receive Net Proceeds from any Asset Sale subsequent to the Closing Date, such Net Proceeds shall be promptly applied toward the prepayment of the Loans and reduction of the Commitments as set forth in clause (v) of this subsection 4.4(b); provided that, such Net Proceeds need not be applied to the prepayment of the Loans and the reduction of the Commitments until the earlier of the date that the aggregate amount of Net Proceeds received by the Company or any of its Subsidiaries from any Asset Sales exceeds $4,000,000 since the Closing Date (and has not yet been applied to the prepayment of the Loans and the reduction of the Commitments hereunder) and the date which is 300 days after the last application of Net Proceeds pursuant to this subsection 4.4(b)(iii).

(iv) If there shall be Excess Cash Flow as at the end of any Fiscal Year commencing with the Company’s Fiscal Year beginning February 2, 2004, 75% of such Excess Cash Flow, less the portion of any Excess Cash Flow which has been previously applied toward prepayments of the Loans and reduction of the Commitments pursuant to this clause (iv), shall be applied toward the prepayment of the Loans and reduction of the Commitments as set forth in clause (v) of this subsection 4.4(b); provided, however, so long as the Consolidated Leverage Ratio for the four fiscal quarters ending at the end of any Fiscal Year shall be at or less than 2.75 to 1.00, the amount of Excess Cash Flow required to be applied toward the prepayment of the Loans pursuant to this subsection 4.4(b)(iv) shall be reduced to 50%.

(v) Except as otherwise provided in this subsection 4.4, prepayments made pursuant to this subsection 4.4(b)(i), (ii) and (iv) shall be applied by the Company to the prepayment of the Term Loans. Except as otherwise provided in this subsection 4.4, prepayments made pursuant to subsection 4.4(b)(iii) shall be applied, first to the prepayment of the Term Loans and, second to the permanent reduction of the Revolving Commitments. Prepayments of the Term Loans pursuant to this subsection 4.4(b) shall be applied first, to the immediately succeeding 12 months’ scheduled amortization payments of the Term Loans in direct order of maturity and second, to reduce all remaining installments thereof ratably according to the amounts of such installments after giving effect to all prior reductions thereto. Any such reduction of the Revolving Commitments shall be accompanied by prepayment of, first, the Swing Line Loans, second, the Revolving Loans and, third, the L/C Obligations to the extent, if any, that the sum of the aggregate outstanding principal amount of Revolving Loans, the aggregate outstanding principal amount of all Swing Line Loans, the aggregate amount available to be drawn under all outstanding Letters of Credit and the aggregate outstanding amount of all L/C Obligations, in each case of all Lenders, exceeds the amount of the aggregate Revolving Commitments as so reduced, provided that if the aggregate principal amount of Revolving Loans, Swing Line Loans and L/C Obligations then outstanding is less than the amount of such excess (because Letters of Credit constitute a portion thereof), the Company shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established for the benefit of the Lenders.

(vi) The Company shall give the Administrative Agent (which shall promptly notify each Lender) at least one Business Day’s notice of each prepayment or mandatory reduction pursuant to this subsection 4.4(b) setting forth the date and amount thereof. Except as otherwise may be agreed by the Company and the Required Lenders, any prepayment of Loans pursuant to this subsection 4.4 shall be applied, first, to any Alternate Base Rate Loans then outstanding and the balance of such prepayment, if any, to the Eurodollar Loans then outstanding; provided that prepayments of Eurodollar Loans, if not on the last day of the Interest Period with respect thereto, shall, at the Company’s option, be prepaid subject to the provisions of subsection 4.12 or the amount of such prepayment (after application to any Alternate Base Rate Loans) shall be deposited with the Administrative Agent as cash collateral for the Loans on terms reasonably satisfactory to the Administrative Agent and thereafter shall be applied in the order of the Interest Periods next ending most closely to the date such prepayment is required to be made and on the last day of each such Interest Period. After such application, unless an Event of Default shall have occurred and be continuing (in which case such interest shall be held as cash collateral or applied by the Administrative Agent to any amounts then due and payable), any remaining interest earned on such cash collateral shall be paid to the Company.

          (c)     The Term Loans shall be repaid in twelve installments on the dates set forth below (each such day, an “Installment Payment Date”), commencing on December 31, 2003 in an aggregate amount equal to the amount specified for each such Installment Payment Date.

Installment Payment Date	Installment Amount

December 31, 2003	$1,000,000
June 30, 2004	$1,000,000
December 31, 2004	$1,000,000
June 30, 2005	$1,000,000
December 31, 2005	$1,000,000
June 30, 2006	$1,000,000
December 31, 2006	$1,000,000
June 30, 2007	$1,000,000
December 31, 2007	$1,000,000
June 30, 2008	$1,000,000
December 31, 2008	$95,000,000
Maturity Date	$95,000,000

; provided that, if the Senior Unsecured Notes have not been refinanced or extended prior to February 15, 2006 with new senior unsecured notes, new senior subordinated notes or convertible notes with, or an extension of the existing maturity date to, a maturity date not earlier than December 31, 2009, or with the proceeds of equity, all outstanding Term Loans shall mature and shall be repaid on (i) February 15, 2006 or (ii) if the Senior Unsecured Notes shall have been refinanced or extended prior to February 16, 2006 to a date prior to December 31, 2009, all outstanding Term Loans shall mature on the date which is six months prior to such date to which the Senior Unsecured Notes shall have been refinanced or extended (whichever of such maturity dates may be applicable, the “Early Maturity Date”); provided, further, that once an Early Maturity Date shall have been fixed pursuant to this provision it shall not be further extended.

          (d)     Any and all amounts repaid on account of the Term Loans pursuant to this subsection 4.4 or otherwise may not be reborrowed. Accrued interest on the amount of any prepayments shall be paid on the Interest Payment Date next succeeding the date of any partial prepayment and on the date of such prepayment in the case of a prepayment in full of any Loans.

          4.5     Interest Rates and Payment Dates. (a) Eurodollar Loans shall bear interest for each day during each Interest Period applicable thereto, commencing on (and including) the first day of such Interest Period to, but excluding, the last day of such Interest Period, on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

          (b)     Alternate Base Rate Loans shall bear interest for the period from and including the date such Loans are made to, but excluding, the maturity date thereof, or to, but excluding, the conversion date if such Loans are earlier converted into Eurodollar Loans on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

          (c)     If all or a portion of (i) the principal amount of any of the Loans or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) such Loan, if a Eurodollar Loan, shall be converted into an Alternate Base Rate Loan at the end of the then-current Interest Period for said Eurodollar Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 4.2), and any such overdue amount shall, without limiting the rights of the Lenders under Section 9, bear interest (which shall be payable on demand) at a rate per annum which is 2% above the Alternate Base Rate plus the Applicable Margin (or, in the case of a Eurodollar Loan, the Eurodollar Rate for the Interest Period plus the Applicable Margin plus 2%) from the date of such non-payment until paid in full (as well after as before judgment).

          (d)     Interest shall be payable in arrears on each Interest Payment Date.

          4.6     Computation of Interest and Fees. (a) All calculations of interest and fees hereunder shall be calculated on the basis of a 365-day year (or a 360-day year in the case of any

Alternative Base Rate Loans the interest applicable to which is based upon the Prime Rate) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced or such change in the Eurocurrency Reserve Requirements becomes effective, as the case may be. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change.

          (b)     Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.

          4.7     Certain Fees. The Company agrees to pay to the Administrative Agent the fees as set forth in the fee letter, dated as of May 20, 2003, among the Administrative Agent and the Company.

          4.8     Inability to Determine Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that (a) by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to (i) proposed Loans that the Company has requested be made as Eurodollar Loans, (ii) any Eurodollar Loans that will result from the requested conversion of all or part of the Alternate Base Rate Loans into Eurodollar Loans or (iii) the continuation of any Eurodollar Loan as such for an additional Interest Period, or (b) dollar deposits in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not generally available to the Lenders in their respective Eurodollar Lending Offices’ interbank eurodollar markets, the Administrative Agent shall forthwith give telecopy notice of such determination, confirmed in writing, to the Company and the Lenders at least one day prior to, as the case may be, the requested Borrowing Date, the conversion date or the last day of such Interest Period. If such notice is given (i) any requested Eurodollar Loans shall be made as Alternate Base Rate Loans, (ii) any Alternate Base Rate Loans that were to have been converted to Eurodollar Loans shall be continued as Alternate Base Rate Loans, and (iii) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period applicable thereto, into Alternate Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made and no Alternate Base Rate Loans shall be converted to Eurodollar Loans.

          4.9     Pro Rata Treatment and Payments. (a) Except to the extent otherwise provided herein, each borrowing of Loans by the Company from the Lenders and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the relevant Commitment Percentages of the Lenders with respect to the respective Class of Loans borrowed or the respective Class of Commitments to be reduced.

          (b)     Whenever any payment received by the Administrative Agent under this Agreement or any Note or any Credit Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement:

(i) If the Administrative Agent has not received a Payment Sharing Notice (or, if the Administrative Agent has received a Payment Sharing Notice but the Event of Default specified in such Payment Sharing Notice has been cured or waived in accordance with the provisions of this Agreement), such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent under and in connection with this Agreement and the other Credit Documents; second, to the payment of all expenses due and payable under subsection 11.5, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of fees due and payable under subsections 3.2 and 3.9, ratably among the Lenders in accordance with the Commitment Percentage of each Lender of the Commitment for which such payment is owed and, in the case of an Issuing Lender, the amount retained by such Issuing Lender for its own account pursuant to subsection 3.9; fourth, to the payment of interest then due and payable on the Loans and on the L/C Obligations, ratably in accordance with the aggregate amount of interest owed to each such Lender; and fifth, to the payment of the principal amount of the Loans and the L/C Obligations which is then due and payable, ratably among the Lenders in accordance with the aggregate principal amount owed to each such Lender; or

(ii) If the Administrative Agent has received a Payment Sharing Notice which remains in effect, all payments received by the Administrative Agent under this Agreement or any Note shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of all amounts described in clauses “first” through “third” of the foregoing clause (i), in the order set forth therein; second, to the payment of the interest accrued on all Loans and L/C Obligations, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate accrued interest plus the aggregate principal amount owed to such Lender; and third, to the payment of the principal amount of all Loans and L/C Obligations, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate principal amount owed to such Lender.

          (c)     If any Lender (a “Non-Funding Lender”) has (x) failed to make a Revolving Loan required to be made by it hereunder, and the Administrative Agent has determined that such Lender is not likely to make such Revolving Loan or (y) given notice to the Company or the Administrative Agent that it will not make, or that it has disaffirmed or repudiated any obligation to make, any Revolving Loan, in each case by reason of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, or otherwise,

(i) any payment made on account of the principal of the Revolving Loans outstanding shall be made as follows:

(A) in the case of any such payment made on any date when and to the extent that, in the determination of the Administrative Agent, the Company would be able, under the terms and conditions hereof, to reborrow the amount of such payment under the Commitments and to satisfy any applicable conditions precedent set forth in Section 6 to such reborrowing, such payment shall be made on account of the outstanding Revolving Loans held by the Lenders other than the Non-Funding Lender pro rata according to the respective outstanding principal amounts of the Revolving Loans of such Lenders; and

(B) otherwise, such payment shall be made on account of the outstanding Revolving Loans held by the Lenders pro rata according to the respective outstanding principal amounts of such Revolving Loans; and

(ii) any payment made on account of interest on the Revolving Loans shall be made pro rata according to the respective amounts of accrued and unpaid interest due and payable on the Revolving Loans with respect to which such payment is being made. The Company agrees to give the Administrative Agent such assistance in making any determination pursuant to subparagraph (i)(A) of this paragraph as the Administrative Agent may reasonably request. The Administrative Agent shall notify the Lenders of any such determination, which shall be conclusive and binding on the Lenders.

          (d)     All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders at the Administrative Agent’s office located at 270 Park Avenue, New York, New York 10017 (or at such other office of the Administrative Agent located in New York City as may be directed from time to time by the Administrative Agent in writing to the Company), in lawful money of the United States of America and in immediately available funds. The Administrative Agent shall promptly distribute such payments in accordance with the provisions of subsection 4.9(b) promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) would become due and payable on a day other than a Business Day, such payment shall become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension), unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.

          (e)     Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount which would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent in accordance with subsection 4.1 and the Administrative Agent may, in reliance upon such assumption, make available to the Company thereof a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the

Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 4.9(e) shall be conclusive, absent manifest error. If such Lender’s Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Alternate Base Rate Loans hereunder, on demand, from the Company, without prejudice to any rights which the Company or the Administrative Agent may have against such Lender hereunder. Nothing contained in this subsection 4.9 shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

          (f)     The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.

          (g)     All payments and optional prepayments (other than prepayments as set forth in subsection 4.11 with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Loans with the same Interest Period shall not be less than $2,000,000 or a whole multiple of $1,000,000 in excess thereof.

          4.10     Illegality. Notwithstanding any other provision herein, if any Change in Law occurring after the date that any lender becomes a Lender party to this Agreement, shall make it unlawful for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, the commitment of such Lender hereunder to make Eurodollar Loans or to convert all or a portion of Alternate Base Rate Loans into Eurodollar Loans shall forthwith be suspended until such time, if any, as such illegality shall no longer exist and such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans for the duration of the respective Interest Periods (or, if permitted by applicable law, at the end of such Interest Periods) and all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Lender’s Alternate Base Rate Loans. The Company hereby agrees to pay any Lender, promptly upon its demand, any amounts payable pursuant to subsection 4.12 in connection with any conversion in accordance with this subsection 4.10 (such Lender’s notice of such costs, as certified in reasonable detail as to such amounts to the Company through the Administrative Agent, to be conclusive absent manifest error).

          4.11     Requirements of Law. (a) In the event that any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority occurring after the date that any lender becomes a Lender party to this Agreement:

(i) does or shall subject any such Lender or its Eurodollar Lending Office to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loans made by it, or change the basis of taxation of payments to such Lender or its Eurodollar Lending Office of principal, the commitment fee, interest or any other amount payable hereunder (except for (x) net income and franchise taxes imposed on the net income of such Lender or its Eurodollar Lending Office by the jurisdiction under the laws of which such Lender is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Lender’s Eurodollar Lending Office is located or any political subdivision or taxing authority thereof or therein, including changes in the rate of tax on the overall net income of such Lender or such Eurodollar Lending Office, and (y) taxes resulting from the substitution of any such system by another system of taxation, provided that the taxes payable by Lenders subject to such other system of taxation are not generally charged to borrowers from such Lenders having loans or advances bearing interest at a rate similar to the Eurodollar Rate);

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate; or

(iii) does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or its Eurodollar Lending Office of making, converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans, then, in any such case, the Company shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender deems to be material as determined by such Lender with respect to such Eurodollar Loans, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the Alternate Base Rate plus 1%.

          (b)     In the event that any Change in Law occurring after the date that any lender becomes a Lender party to this Agreement with respect to any such Lender shall, in the opinion of such Lender, require that any Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender, and such Change in Law shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital, as the case may be, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the Company of such Change in Law as provided in paragraph (c) of this subsection 4.11, within 15 days after demand by such Lender, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation, as the case may be, for such reduction.

     (c)     The Company shall not be required to make any payments to any Lender for any additional amounts pursuant to this subsection 4.11 unless such Lender has given written notice to the Company, through the Administrative Agent, of its intent to request such payments prior to or within 60 days after the date on which such Lender became entitled to claim such amounts. If any Lender has notified the Company through the Administrative Agent of any increased costs pursuant to paragraph (a) of this subsection 4.11, the Company at any time thereafter may, upon at least three Business Days’ notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and subject to subsection 4.12, prepay (or convert into Alternate Base Rate Loans) all (but not a part) of the Eurodollar Loans then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this subsection 4.11 with respect to such Lender, it will, if requested by the Company and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, without limitation, endeavoring to change its Eurodollar Lending Office); provided, however, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. If any Lender requests compensation from the Company under this subsection 4.11, the Company may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make or continue Loans of the Type with respect to which such compensation is requested, or to convert Loans of any other Type into Loans of such Type, until the Requirement of Law giving rise to such request ceases to be in effect, provided that, such suspension shall not affect the right of such Lender to receive the compensation so requested.

          (d)     Each Lender (and in the case of an Assignee on the date it becomes a Lender) that is not a United States Person (as defined in Section 7701(a)(30) of the Code) for federal income tax purposes either (1) in the case of a Lender that is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) represents to the Company (for the benefit of the Company and the Administrative Agent) that, on the date hereof (in the case of the Lenders originally party hereto) or on the date it became a Lender (in the case of an Assignee), under applicable law and treaties no taxes are required to be withheld by the Company or the Administrative Agent with respect to any payments to be made to such Lender in respect of the Loans or the L/C Participating Interests, (ii) agrees to furnish to the Company, with a copy to the Administrative Agent, either U.S. Internal Revenue Service Form W-8BEN or U.S. Internal Revenue Service Form W-8ECI (wherein such Lender claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) agrees (for the benefit of the Company and the Administrative Agent), to the extent it may lawfully do so at such times, to provide the Company, with a copy to the Administrative Agent, a new Form W-8BEN or Form W-8ECI upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Lender, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption or (2) in the case of a Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) represents to the Company (for the benefit of the Company and the Administrative Agent)

that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (ii) agrees to furnish to the Company, with a copy to the Administrative Agent, (A) a certificate substantially in the form of Exhibit G hereto (any such certificate, a “Subsection 4.11(d)(2) Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, certifying to such Lender’s legal entitlement at the Closing Date (or date of the respective assignment in the case of an Assignee) to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to all payments referred to in such Code section to be made under this Agreement, and (iii) agrees, to the extent legally entitled to do so, upon reasonable request by the Company, to provide to the Company (for the benefit of the Company and the Administrative Agent) such other forms as may be required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement. Notwithstanding any provision of this subsection 4.11 to the contrary, the Company shall have no obligation to pay any amount to or for the account of any Lender (or the Eurodollar Lending Office of any Lender) on account of any taxes pursuant to this subsection 4.11, to the extent that such amount results from (i) the failure of any Lender to comply with its obligations pursuant to this subsection 4.11, (ii) any representation or warranty made or deemed to be made by any Lender pursuant to this subsection 4.11(d) proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made or (iii) any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, the effect of which would be to subject to any taxes any payment made pursuant to this Agreement to any Lender making the representation and covenants set forth in subsection 4.11(d)(2), which payment would not be subject to such taxes were such Lender eligible to make and comply with, and actually made and complied with, the representation and covenants set forth in subsection 4.11(d)(1) hereinabove.

          (e)     A certificate in reasonable detail as to any amounts submitted by such Lender, through the Administrative Agent, to the Company, shall be conclusive in the absence of manifest error. The covenants contained in this subsection 4.11 shall survive the termination of this Agreement and repayment of the Loans.

          4.12     Indemnity. The Company agrees to indemnify each Lender and to hold such Lender harmless from any loss or expense (but without duplication of any amounts payable as default interest) which such Lender may sustain or incur as a consequence of (a) default by the Company in payment of the principal amount of or interest on any Eurodollar Loans of such Lender, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder, (b) default by the Company in making a borrowing after the Company has given a notice in accordance with subsection 4.1 or in making a conversion of Alternate Base Rate Loans to Eurodollar Loans or in continuing Eurodollar Loans as such, in either case, after the Company has given notice in accordance with subsection 4.2, (c) default by the Company in making any prepayment after the Company has given a notice in accordance with subsection 4.4 or (d) a payment or prepayment of a Eurodollar Loan or conversion (including without limitation, a conversion pursuant to subsection 4.10) of any Eurodollar Loan into an Alternate Base Rate Loan, in either case on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its

Eurodollar Loans hereunder (but excluding loss of profit). This covenant shall survive termination of this Agreement and repayment of the Loans.

     4.13     Repayment of Loans; Evidence of Debt. (a)The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Termination Date, (ii) the then unpaid principal amount of each Term Loan of such Lender on the Maturity Date or the date that the Term Loans become due and payable pursuant to Section 9 and (iii) the then unpaid principal amount of the Swing Line Loans of the Swing Line Lender on the Revolving Termination Date. The Company hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.5.

          (b)     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (c)     The Administrative Agent shall maintain the Register pursuant to subsection 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Revolving Loan, Term Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Company and each Lender’s share thereof.

          (d)     The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 4.13(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loans made to such Company by such Lender or to repay any other obligations in accordance with the terms of this Agreement.

          (e)     The Company agrees that, upon the request to the Administrative Agent by any Lender and receipt by the Company of any notes issued to such Lender under the Existing Credit Agreement, the Company will execute and deliver to such Lender (i) a promissory note of the Company evidencing the Revolving Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a “Revolving Note”), and/or (ii) a promissory note of the Company evidencing the Term Loan of such Lender, substantially in the form of Exhibit B with appropriate insertions as to date and principal amount (a “Term Loan Note”), and/or (iii) in the case of the Swing Line Lender, a promissory note of the Company evidencing the Swing Line Loans of the Swing Line Lender, substantially in the form of Exhibit C with appropriate insertions as to date and principal amount (the “Swing Line Note”).

          4.14     Replacement of Lenders. In the event any Lender or the Issuing Lender exercises its rights pursuant to subsection 4.10 or requests payments pursuant to subsections 3.10 or 4.11, the Company may require, at the Company’s expense and subject to subsection 4.12, such Lender or the Issuing Lender to assign, at par plus accrued interest and fees, without recourse (in accordance with subsection 11.5) all of its interests, rights and obligations hereunder (including all of its Commitments and the Loans and other amounts at the time owing to it hereunder and its Notes and its interest in the Letters of Credit) to a bank, financial institution or other entity specified by the Company, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (ii) the Company shall have received the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, to such assignment, (iii) the Company shall have paid to the assigning Lender or the Issuing Lender all monies other than principal, interest and fees accrued and owing hereunder to it (including pursuant to subsections 3.10, 4.10 and 4.11) and (iv) in the case of a required assignment by the Issuing Lender, the Letters of Credit shall be canceled and returned to the Issuing Lender.

          SECTION 5. REPRESENTATIONS AND WARRANTIES

          In order to induce the Lenders to enter into this Agreement and to make the Loans and to induce the Issuing Lender to issue, and the Participating Lenders to participate in, the Letters of Credit, the Company hereby represents and warrants to each Lender and the Administrative Agent, as of the Closing Date and as of the making of any extension of credit hereunder:

          5.1     Financial Condition. The consolidated balance sheet of the Company and its consolidated Subsidiaries as at February 2, 2003 and the related consolidated statement of operations for the Fiscal Year ended on such date, audited by PricewaterhouseCoopers LLP, or any successor thereto, a copy of which has heretofore been furnished to each Lender, present fairly in accordance with GAAP the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the Fiscal Year then ended. All such financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein). Neither the Company nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Contingent Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any material interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto or expressly permitted to be incurred hereunder. During the period from February 2, 2003, to and including the date hereof there has been no Disposition by the Company or any of its Subsidiaries of any material part of its business or property.

          5.2     No Change. Since February 2, 2003, (a) there has been no change, and (as of the Closing Date only) no development or event, which has had or could reasonably be expected to have a Material Adverse Effect and (b) no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Company nor has any of the Capital Stock

of the Company been redeemed, retired, purchased or otherwise acquired for value by the Company, except as permitted by subsection 8.11.

          5.3     Corporate Existence; Compliance with Law. Each of the Company and its Subsidiaries (a) is duly organized and validly existing under the laws of the jurisdiction of organization, (b) has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure so to qualify would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, and (d) except as disclosed in the Environmental Reports, is in compliance with all applicable statutes, laws, ordinances, rules, orders, permits and regulations of any governmental authority or instrumentality, domestic or foreign (including, without limitation, those related to Hazardous Materials and substances), except where noncompliance would not be reasonably likely to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole. Except as disclosed in the Environmental Reports, none of the Company or any of its Subsidiaries has received any written communication from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance with all material federal, state, local or foreign laws, ordinances, rules and regulations, except to the extent such noncompliance, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries take as a whole.

          5.4     Corporate Power; Authorization. Each of the Company and its Subsidiaries has the power and authority to make, deliver and perform each of the Credit Documents to which it is a party, and the Company has the corporate power and authority and legal right to borrow hereunder and to have Letters of Credit issued for its account hereunder. Each of the Company and its Subsidiaries has taken all necessary action to authorize the execution, delivery and performance of each of the Credit Documents to which it is or will be a party and the Company has taken all necessary corporate action to authorize the borrowings hereunder and the issuance of Letters of Credit for its account hereunder. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by the Company or any of its Subsidiaries, or for the validity or enforceability in accordance with its terms against the Company or any of its Subsidiaries, of any Credit Document except for consents, authorizations and filings which have been obtained or made and are in full force and effect and except (i) such consents, authorizations and filings, the failure to obtain or perform (x) which would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, and (y) which would not adversely affect the validity or enforceability of any of the Credit Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder and

(ii)  such filings as are necessary to perfect the Liens of the Lenders created pursuant to this Agreement and the Security Documents.

          5.5     Enforceable Obligations. This Agreement and each of the other Credit Documents and any other agreement to be entered into by any Credit Party pursuant to the Credit Documents have been duly executed and delivered on behalf of such Credit Party that is party thereto. This Agreement constitutes, and each of the other Credit Documents and any other agreement to be entered into by any Credit Party pursuant to the Credit Documents will constitute upon execution and delivery, the legal, valid and binding obligation of such Credit Party, and is enforceable against such Credit Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          5.6     No Legal Bar. The execution, delivery and performance of each Credit Document, the incurrence or issuance of and use of the proceeds of the Loans and of drawings under the Letters of Credit and the transactions contemplated by Credit Documents, (a) will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon the Company or any Subsidiary of the Company or any of their respective properties or assets, in any manner which, individually or in the aggregate, (i) would have a material adverse effect on the ability of the Company or its Subsidiaries taken as a whole to perform their obligations under the Credit Documents, (ii) would give rise to any liability on the part of the Administrative Agent or any Lender or (iii) would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, and (b) will not result in the creation or imposition of any Lien on any of its properties or assets pursuant to any Requirement of Law applicable to it, as the case may be, or any of its Contractual Obligations, except for the Liens arising under the Security Documents.

          5.7     No Material Litigation. No litigation by, investigation known to the Company by, or proceeding of, any Governmental Authority is pending against the Company or any of its Subsidiaries (including after giving effect to the Transactions) with respect to the validity, binding effect or enforceability of this Agreement or any other Credit Document, the Loans made hereunder, the use of proceeds hereof, or of any drawings under a Letter of Credit and the other transactions contemplated hereby. No lawsuits, claims, proceedings or investigations pending or, to the best knowledge of the Company, threatened as of the Closing Date against or affecting the Company or any Subsidiary of the Company or any of their respective properties, assets, operations or businesses (including after giving effect to the Transactions) in which there is a probability of an adverse determination, is reasonably likely, if adversely decided, to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole.

          5.8     Investment Company Act. Neither the Company nor any Subsidiary of the Company is an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).

          5.9     Federal Regulation. No part of the proceeds of any of the Loans or any drawing under a Letter of Credit will be used for any purpose which violates the provisions of Regulation T, U or X of the Board. Neither the Company nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under said Regulation U or for any purpose that violates the provisions of the Regulations of the Board.

          5.10     No Default. The Company and each of its Subsidiaries have performed all material obligations required to be performed by them under their respective Contractual Obligations (including after giving effect to the Transactions) and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except to the extent that such breach or default would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries (including after giving effect to the Transactions) is in default under any material judgment, order or decree of any Governmental Authority, domestic or foreign, applicable to it or any of its respective properties, assets, operations or business, except to the extent that any such defaults would not, in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole.

          5.11     Taxes. Each of the Company and its Subsidiaries has filed or caused to be filed all material tax returns which, to the best knowledge of the Company, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves (or other sufficient provisions) in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be); and no tax Lien has been filed, and, to the best knowledge of the Company, no written claim is being asserted, with respect to any such taxes, fees or other charges.

          5.12     Subsidiaries. As of the Closing Date, the only Subsidiaries of the Company are those listed on Schedule 5.12. On the Closing Date and at all times thereafter, Holdings owns 100% of the issued and outstanding Capital Stock of the Company.

          5.13     Ownership of Property; Liens. As of the Closing Date and as of the making of any extension of credit hereunder (subject to transfers and dispositions of property permitted under subsection 8.5) each of the Company and its Subsidiaries has good and valid title to all of its material assets (other than real property or interests in real property) in each case free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever except Permitted Liens. With respect to real property or interests in real property, as of the Closing Date, each of the Company and its Subsidiaries has (i) fee title to all of the real property listed on Schedule 5.13 under the heading “Fee Properties” (each, a “Fee Property”), and (ii) good and valid title to the leasehold estates in all of the real property leased by it and, in the case of any such leasehold estates located in the United States with a aggregate annual base rent in excess of $100,000 listed on Schedule 5.13 under the heading “Leased Properties” (each, a “Leased Property”), in each case free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except Permitted Liens, including with respect to Leased Property, the terms and provisions of the respective lease therefor, including, without limitation, any matters affecting the fee title and any estate superior to the leasehold estate related thereto. The Fee Properties and the Leased Properties constitute, as of the Closing Date, all of the real property (with a aggregate annual base rent in excess of $100,000, with respect to Leased Properties) owned in fee or leased by the Company and its Subsidiaries.

          5.14     ERISA. The “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) of any Single Employer Plan of the Company or any Commonly Controlled Entity would not result in a material liability to the Company if any or all such Single Employer Plans were terminated. None of the Company, any Subsidiary of the Company or any Commonly Controlled Entity would be liable for any amount pursuant to Sections 4063 or 4064 of ERISA, if any Single Employer Plan were to terminate. Neither the Company nor any Commonly Controlled Entity has been involved in any transaction that would cause the Company to be subject to material liability with respect to a Single Employer Plan to which the Company or any Commonly Controlled Entity contributed or was obligated to contribute during the six-year period ending on the date this representation is made under Sections 4062 or 4069 of ERISA. Neither the Company nor any Commonly Controlled Entity has incurred any material liability under Title IV of ERISA which could become or remain a material liability of the Company after the Closing Date and the consummation of the Transaction. None of the Company, any Subsidiary of the Company, or, to the best knowledge of the Company, any director, officer or employee thereof, or any of the Plans or any trust created thereunder, or any fiduciary thereof, has engaged in a transaction or taken any other action or omitted to take any action involving any Plan which could constitute a prohibited transaction within the meaning of Section 406 of ERISA which is not otherwise exempted and which would result in a material liability to the Company, or would cause the Company to be subject to either a material liability or material civil penalty assessed pursuant to Sections 409 or 502(i) or (l) of ERISA or a material tax imposed pursuant to Sections 4975 or 4976 of the Code. Each of the Plans (to the best knowledge of the Company with respect to any Multiemployer Plan) has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code. There are no material pending or, to the best knowledge of the Company, threatened claims by or on behalf of any of the Plans or any fiduciary, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan or fiduciary for which the Company could have any material liability (other than routine claims for benefits). To the best knowledge of the Company, no condition exists, and no event has occurred with respect to any Multiemployer Plan which presents a material risk of a complete or partial withdrawal under Subtitle E of Title IV of ERISA for which the Company could have any material liability, nor has the Company or any Commonly Controlled Entity been notified that any such Multiemployer Plan is Insolvent or in Reorganization. Neither the Company nor any Commonly Controlled Entity nor any Subsidiary has been a party to any transaction or agreement to which the provisions of Section 4204 of ERISA were applicable. None of the Company, or any Commonly Controlled Entity or any of their respective Subsidiaries is obligated to contribute to a Multiemployer Plan, on behalf of any current or former employee of the Company, any Commonly Controlled Entity or such Subsidiary. The liability to which the Company, any Commonly Controlled Entity or any of their respective

Subsidiaries would become subject under ERISA if all such Persons were to withdraw completely from all Plans on the Closing Date (after giving effect to the Transaction) is not in excess of $2,000,000. None of the Plans or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Plans. No contribution failure has occurred with respect to any Plan sufficient to give rise to a lien under Section 302(f) of ERISA.

          5.15     Security Documents. At all times after the execution and delivery of the Guarantee and Collateral Agreement, the Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, so long as stock certificates representing such Pledged Stock are in the possession of the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 5.15(a) in appropriate form are filed in the offices specified on Schedule 5.15(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person, except to the extent that a security interest cannot be perfected therein by the filing of a financing statement or the taking of possession under the Uniform Commercial Code of the relevant jurisdiction and subject to Liens permitted by Section 8.2.

          5.16     Copyrights, Permits, Trademarks and Licenses. Schedule 5.16 sets forth a true and complete list of all material registered trademarks, trade names, service marks, patents, pending patent applications and registered copyrights and applications therefor owned, used or filed by or licensed to the Company and its Subsidiaries and, with respect to registered trademarks (if any), contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as disclosed on Schedule 5.16, the Company or a Subsidiary owns or has the right to use, without payment to any other party, registered trademarks, trade names, service marks, patents, pending patent applications and copyrights and applications therefor referred to in such schedule. To the best knowledge of the Company, no claims are pending by any Person with respect to the ownership, validity, enforceability or the Company’s or any Subsidiary’s use of any such registered trademarks, trade names, service marks, patents, pending patent applications and copyrights, or applications therefor, challenging or questioning the validity or effectiveness of any of the foregoing, in any jurisdiction, domestic or foreign, except to the extent such claims could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

          5.17     Environmental Matters. Except as set forth in the Environmental Reports and except to the extent that the facts and circumstances giving rise to the failure of any of the following to be true and correct would not be reasonably likely to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole:

          (a)     to the best knowledge of the Company, no parcel of real property owned or operated by the Company or any of its Subsidiaries contains, and has not previously contained, in, on or under including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in amounts or concentrations that constitute or constituted a material violation of, or could reasonably give rise to material liability under, Environmental Laws.

          (b)     to the best knowledge of the Company, each parcel of real property owned or operated by the Company or any of its Subsidiaries and all operations and facilities at such properties taken as a whole are in material compliance with all Environmental Laws, and there is no contamination or violation of any Environmental Law which could materially interfere with the continued operation of, or materially impair the fair saleable value of, the such property taken as a whole.

          (c)     neither the Company nor any of its Subsidiaries has received or is aware of any written complaint, written notice of violation, written alleged violation, or written notice of investigation or of potential liability under Environmental Laws with regard to any parcel of real property owned or operated by the Company or any of its Subsidiaries or the operations of the Company or its Subsidiaries, nor does the Company or any of its Subsidiaries have knowledge that any such action is being contemplated, considered or threatened.

          (d)     to the best knowledge of the Company, Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any parcel of real property owned or operated by the Company or any of its Subsidiaries, nor have any Hazardous Materials been transported from such properties, in material violation of or in a manner that could reasonably give rise to material liability of the Company or any of its Subsidiaries under any Environmental Laws.

          (e)     there are no governmental administrative actions or judicial proceedings pending or, to the best knowledge of the Company and its Subsidiaries, threatened, under any Environmental Law to which the Company or any of its Subsidiaries is a party with respect to any parcel of real property owned or operated by the Company or any of its Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements, other than permits authorizing operations at facilities at the real property, outstanding under any Environmental Law with respect to such properties.

          5.18     Accuracy and Completeness of Information. The factual statements contained in the financial statements referred to in subsection 5.1, the Credit Documents (including the schedules thereto) and any other certificates or documents furnished or to be furnished to the Administrative Agent or the Lenders from time to time in connection with this Agreement, taken as a whole, do not and will not, to the best knowledge of the Company, as of the date when made, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, all except as otherwise qualified herein or therein, such knowledge qualification being given only with respect to factual statements made by Persons other than the Company or any of its Subsidiaries; provided, that with respect to projected financial information, the Company represents only that such information has been and will be prepared in good faith based upon assumptions believed by the Company to be reasonable at the time.

          5.19     Solvency. As of the Closing Date only, each Credit Party is, and after giving effect to the Refinancing and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be Solvent. For purposes hereof, “Solvent” shall mean, with respect to any Person on a particular date, that on such date, (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

          5.20     Labor Matters. As of the Closing Date only, there are no strikes or other labor disputes against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened that (individually or in the aggregate) would reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of the Company and its Subsidiaries taken as a whole. As of the Closing Date only, hours worked by and payment made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) would reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of the Company and its Subsidiaries taken as a whole. As of the Closing Date only, all payments due from the Company or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) would reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of the Company and its Subsidiaries taken as a whole if not paid have been paid or accrued as a liability on the books of the Company or the relevant Subsidiary.

          SECTION 6. CONDITIONS PRECEDENT

          6.1     Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

          (a)     Credit Agreement; Guarantee and Collateral Agreement; Notes. The Administrative Agent shall have received (i) this Agreement executed and delivered by the Administrative Agent, the Company and each Person listed on Schedule Error! Reference source not found., (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, the Company and each Subsidiary Guarantor and (iii) an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Credit Party.

          (b)     Capital Structure.

(i) Holdings, the Company and its Subsidiaries shall have no Indebtedness other than the Senior Unsecured Notes and the Permanent Subordinated Notes and except as otherwise permitted by this Agreement.

(ii) The execution, delivery and performance of this Agreement and the other Credit Documents and the related documentation with respect to the Commitments and the making of Loans and issuances of Letters of Credit as contemplated hereby and the proposed repurchase of the Permanent Subordinated Notes shall not violate any of the provisions of the Permanent Subordinated Note Indenture and Senior Unsecured Note Indenture and the Company shall have provided a certificate in reasonable detail to such effect.

(iii) Any changes since December 21, 2001 to the certificate of incorporation, by-laws, other governing documents and corporate structure of the Company and its Subsidiaries, in each case after giving effect to the consummation of the Transaction, shall be in form and substance satisfactory to the Agents (the execution and delivery of this Agreement by the Lenders and the Agents being deemed to evidence the satisfaction of the Agents with such of the above-referenced matters as shall have been disclosed and made available to the Agents prior to the date hereof).

          (c)     Financial Statements. The Lenders shall have received the unaudited interim consolidated balance sheet of the Company and its consolidated Subsidiaries for the fiscal quarter ended May 4, 2003.

          (d)     Fees. The Agents, the Lead Arrangers and the Lenders shall have received all fees required to be paid and all expenses for which invoices have been presented, on or before the Closing Date.

          (e)     Lien Searches. The Administrative Agent shall have received substantially all the results of searches of Uniform Commercial Code, tax and judgment filings made in each relevant jurisdiction with respect to each of Holdings, the Company and its Subsidiaries, together with copies of financing statements disclosed by such searches and such searches shall disclose no Liens on any assets encumbered by any Security Document, except for Liens permitted hereunder.

          (f)     Filings, Recordings; and Registrations. The Administrative Agent shall have received evidence in form and substance satisfactory to it that all (i) filings, recordings, registrations and other actions, including, without limitation, the filing of financing statements on form UCC-1, necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents, and (ii) the Administrative Agent, for the benefit of the Lenders, shall have a perfected security interest in all of the Collateral.

          (g)     Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

          (h)     Legal Opinions. The Administrative Agent shall have received, dated the Closing Date and addressed to the Agents and the Lenders, (i) an opinion of Gibson, Dunn & Crutcher LLP, counsel to Holdings and the Company, in substantially the form of Exhibit F-1 with such changes thereto as may be approved by the Administrative Agent and its counsel, (ii) an opinion of Bryan Cave LLP, Arizona counsel to the Company, in substantially the form of Exhibit F-2 with such changes as may be approved by the Administrative Agent and its counsel, (iii) an opinion of Lon B. Novatt, General Counsel of Holdings, the Company and its Subsidiaries, in substantially the form of Exhibit F-3 and (iv) such local counsel as may have been reasonably requested by the Administrative Agent, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

          (i)     Closing Certificate. The Administrative Agent shall have received a Closing Certificate of the Company, Holdings and each Subsidiary dated the Closing Date, in substantially the form of Exhibit H-1, Exhibit H-2 and Exhibit H-3, respectively, with appropriate insertions and attachments, in form and substance satisfactory to the Administrative Agent and its counsel, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Company, Holdings and each Subsidiary, respectively.

          (j)     Consents, Authorizations and Filings, etc. Except for financing statements to be filed in connection herewith, all consents, approvals, authorizations and filings with any Person (including, without limitation, any Governmental Authority), if any, required in connection with the Refinancing and the execution, delivery and performance by Holdings or the Company, and the validity and enforceability against Holdings and the Company, of the Credit Documents to which any of them is a party, shall have been obtained or made, and such consents, approvals, authorizations and filings shall be in full force and effect, except such consents, approvals, authorizations and filings, the failure to obtain which would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole.

          (k)     Insurance. The Administrative Agent shall have received (i) a schedule describing all insurance maintained by Holdings and its Subsidiaries pursuant to subsection 7.5, and (ii) binders or certificate of insurance for each policy set forth on such schedule insuring against casualty and other usual and customary risks.

          (l)     Existing Credit Agreement. On the Closing Date, the commitments under the Existing Credit Agreement shall have been terminated, all loans thereunder shall have been repaid in full, together with interest thereon, all letters of credit issued thereunder shall have been terminated or incorporated hereunder as, or supported hereunder by, Letters of Credit, and all other amounts owing pursuant to the Existing Credit Agreement shall have been repaid in full, and the Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this subsection have been satisfied at such time and arrangements satisfactory to the Administrative Agent shall have been made for the termination of Liens and security interests granted in connection therewith.

          (m)     Litigation. On the Closing Date, there shall be no actions, suits, investigations, arbitrations, claims, or proceedings pending or, to the knowledge of the Company, threatened, nor shall there be any judgment, decree, injunction, rule or order of any court, Governmental Authority or arbitrator outstanding, against Holdings, the Company or any of its Subsidiaries, in which there is a probability of adverse determination which, individually or in the aggregate, if adversely determined has had or would reasonably be expected to have a Material Adverse Effect.

          (n)     Restrictions The consummation of the Transactions and the other transactions contemplated hereby shall not (i) violate any order, judgment, writ, injunction, determination, award, decree, law, statute, rule or regulation applicable to Holdings, the Company or any of its Subsidiaries or any portion of their properties or assets, or (ii) require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, agreement (including material supplier contracts) or other instrument or obligation to which Holdings, the Company or any of its Subsidiaries is a party or by which any of them or any portion of their properties or assets may be bound, except in the case of clauses (i) and (ii), with respect to matters that are not, individually or in the aggregate, reasonably likely to (x) result in a Material Adverse Effect with respect to the Company or (y) delay in any material respect or prevent the consummation of the Refinancing.

          6.2     Conditions to All Loans and Letters of Credit. The obligation of each Lender to make any Loan (other than any Revolving Loan the proceeds of which are to be used to repay Refunded Swing Line Loans) and the obligation of the Issuing Lender to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

          (a)     Representations and Warranties. Each of the representations and warranties made in or pursuant to Section 5 or which are contained in any other Credit Document shall be true and correct in all material respects on and as of the date of such Loan or of the issuance of such Letter of Credit as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

          (b)     No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to such Loan to be made or such Letter of Credit to be issued on such Borrowing Date.

          Each borrowing by the Company hereunder and the issuance of each Letter of Credit by the Issuing Lender hereunder shall constitute a representation and warranty by the Company as of the date of such borrowing or issuance that the conditions in clauses (a) and (b) of this subsection 6.2 have been satisfied.

          SECTION 7. AFFIRMATIVE COVENANTS

          The Company hereby agrees that, so long as the Commitments remain in effect, any Loan, Note or L/C Obligation remains outstanding and unpaid, any amount (unless cash in an amount equal to such amount has been deposited to a cash collateral account established by the Administrative Agent) remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender or the Administrative Agent hereunder or under any of the other Credit Documents, it shall, and, in the case of the agreements contained in subsections 7.3 through 7.6, 7.8 and 7.9, the Company shall cause each of its Subsidiaries to:

          7.1     Financial Statements. Furnish to the Administrative Agent (with sufficient copies for each Lender which the Administrative Agent shall promptly furnish to each Lender):

          (a)     as soon as available, but in any event within (i) 95 days after the end of each Fiscal Year of the Company or (ii) if earlier, five days after the filing thereof with the Securities and Exchange Commission, a copy of the consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of stockholders’ equity and cash flows and the consolidated statements of income of the Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year and, in the case of the consolidated balance sheet referred to above, reported on, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, or qualification which would affect the computation of financial covenants, by independent certified public accountants of nationally recognized standing;

          (b)     as soon as available, but in any event not later than (i) 50 days after the end of each of the first three quarterly periods of each Fiscal Year of the Company, or (ii) if earlier, five days after the filing thereof with the Securities and Exchange Commission, the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of each such quarter and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarterly period and the portion of the Fiscal Year of the Company through such date, setting forth in each case in comparative form the figures for the corresponding quarter in, and year to date portion of, the previous year, and the figures for such periods in the budget prepared by the Company and furnished to the Administrative Agent, certified by the chief financial officer, controller or treasurer of the Company as being fairly stated in all material respects; and

          (c)     (i) as soon as available, but in any event not later than 30 days after the beginning of each Fiscal Year of the Company to which such budget relates, a preliminary consolidated operating budget for the Company and its Subsidiaries taken as a whole and (ii) as soon as available, any material revision to or any final revision of, any such preliminary annual operating budget or any such consolidated operating budget.

          (d)     as soon as available, but in any event not later than 35 days after the end of each fiscal month of the Company (beginning with the period ending June 1, 2003 but excluding any fiscal month which ends a fiscal year or fiscal quarter of the Company), a report of sales and EBITDA for such fiscal month, an unaudited consolidated balance sheet of the

Company and its Subsidiaries as at the end of such fiscal month and a management discussion and analysis of the results for such fiscal month.

          (e)     all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and (except in the case of the statements referred to in paragraphs (c) and (d) of this subsection 7.1) in accordance with GAAP.

          7.2     Certificates; Other Information. Furnish to the Administrative Agent (with sufficient copies for each Lender which the Administrative Agent shall promptly deliver to each Lender):

          (a)     concurrently with the delivery of the consolidated financial statements referred to in subsection 7.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements no knowledge was obtained of any Default or Event of Default under or in respect of subsections 4.4(b), 8.1, 8.3, and 8.6 through 8.11, except as specified in such letter;

          (b)     concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a certificate of the chief financial officer of the Company (i) stating that, to the best of such officer’s knowledge, each of the Company and its Subsidiaries has observed or performed all of its respective covenants and other agreements, and satisfied every material condition, contained in this Agreement, the Notes and the other Credit Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) showing in detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of subsections 8.7 through 8.12 and any other calculations reasonably requested by the Administrative Agent with respect to the quantitative aspects of the other covenants contained herein and (iii) if not specified in the financial statements delivered pursuant to subsection 7.1, specifying the aggregate amount of interest paid or accrued by the Company and its Subsidiaries, and the aggregate amount of depreciation, depletion and amortization charged on the books of the Company and its Subsidiaries, during such accounting period;

          (c)     promptly upon receipt thereof, copies of all final reports submitted to the Company or to any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company or any of its Subsidiaries made by such accountants, including, without limitation, any final comment letter submitted by such accountants to management in connection with their annual audit;

          (d)     promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available to holders of the Permanent Subordinated Debt and the public generally by Holdings, the Company or any of its Subsidiaries, if any, and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions;

          (e)     concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a management summary describing and analyzing the performance of the Company and its Subsidiaries during the periods covered by such financial statements;

          (f)     within 45 days after the end of each fiscal quarter, a summary of all Asset Sales during such fiscal quarter including the amount of all Net Proceeds from such Asset Sales not previously applied to prepayments of the Loans and reductions of the Commitments pursuant to the proviso to subsection 4.4(b)(iii); and

          (g)     promptly, such additional financial and other information as any Lender may from time to time reasonably request.

          7.3     Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations and liabilities of whatever nature including tax liabilities, except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or any of its Subsidiaries, as the case may be, (b) for delinquent obligations which do not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, and (c) for trade and other accounts payable in the ordinary course of business.

          7.4     Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it (after giving effect to the Transactions), and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all material rights, material privileges, franchises, copyrights, trademarks and trade names necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, copyrights, trademarks and tradenames the loss of which would not in the aggregate have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, and except as otherwise permitted by subsections 8.4 and 8.5; and comply with all applicable Requirements of Law and Contractual Obligations except to the extent that the failure to comply therewith would not, in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole.

          7.5     Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); and

          (b)     Maintain with financially sound and reputable insurance companies (x) insurance on all its property in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks (but including, in any event, public liability insurance) as are usually insured against in the same general area, by companies engaged in the same or a similar business and (y) flood insurance, if required, and furnish to each Lender, (i) annually, a schedule disclosing all insurance against products liability risk maintained by the Company and its Subsidiaries pursuant to this subsection 7.5(b) or otherwise and (ii) upon written request of any Lender, full information as to the insurance carried; provided that the Company may implement programs of self insurance in the ordinary course of business and in accordance with industry standards for a company of similar size so long as reserves are maintained in accordance with GAAP for the liabilities associated therewith.

          7.6     Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, complete and correct entries in conformity with all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender upon reasonable notice (but, with respect to all Lenders, no more frequently than quarterly unless a Default or Event of Default shall have occurred and be continuing) during business hours and with a Responsible Officer present to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records, and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and (in coordination with such officers and employees) with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired.

          7.7     Notices. Promptly give notice to the Administrative Agent and each Lender:

          (a)     of the occurrence of any Default or Event of Default;

          (b)     of any (i) default or event of default under any instrument or other agreement, guarantee or collateral document of the Company or any of its Subsidiaries which default or event of default has not been waived and would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, or any other default or event of default under any such instrument, agreement, guarantee or other collateral document which, assuming for the purposes of this subsection 7.7(b) only that the threshold amount contained in the proviso to clause (e) of Section 9 were $5,000,000, would have constituted a Default or Event of Default under this Agreement, or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against the Company or any of its Subsidiaries by any Governmental Authority, which in any such case would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole;

          (c)     of any litigation or proceeding against the Company or any of its Subsidiaries (i) in which more than $2,000,000 of the amount claimed is not covered by insurance or (ii) in which injunctive or similar relief is sought which if obtained would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole;

          (d)     of the following events, as soon as practicable after, and in any event within 30 days after, the Company knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan which Reportable Event could reasonably result in material liability to the Company and its Subsidiaries taken as a whole or (ii) the institution of proceedings or the taking of any other action by PBGC, the Company or any Commonly Controlled Entity to terminate, withdraw or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the Reorganization or Insolvency of the Plan, in each of the foregoing cases which could reasonably result in material liability to the Company and its Subsidiaries taken as a whole, and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (A) a certificate of a Responsible Officer of the Company setting forth details as to such Reportable Event and the action that the Company or such Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be; and

          (e)     of a material adverse change known to the Company or its Subsidiaries in the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole.

Each notice pursuant to this subsection 7.7 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and (in the cases of clauses (a) through (d)) stating what action the Company proposes to take with respect thereto.

          7.8     Environmental Laws. (a) Comply with, and use reasonable efforts to insure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and require that all tenants and subtenants obtain and comply with and maintain, all licenses, approvals, registrations or permits required by Environmental Laws, except to the extent that failure to do so would not be reasonably likely to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, or on the validity or enforceability of any of the Credit Documents or the rights and remedies of the Administrative Agent or the Lenders thereunder;

          (b)     Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, lawfully required under applicable Environmental Laws, and promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings; and

          (c)     In regard to this Agreement or in any way relating to the Company or its Subsidiaries or their current or former operations, defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to Hazardous Material or Environmental Laws, including, without limitation, any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, remediation costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this subsection 7.8(c) shall survive repayment of the Loans and all other amounts payable hereunder.

          7.9     Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Group Member (other than (w) immaterial property, (x) any property described in paragraph (b) or (c) below, (y) property acquired by any Foreign Subsidiary and (z) assets acquired pursuant to subsection 8.6(j) that are not equity interests in, or assets held by, a Subsidiary Guarantor) that is intended to be subject to the security interests created by any of the Security Documents but which is not so subject thereto, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

          (b)     With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Closing Date by any Group Member, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary to cause the Lien created by the Guarantee and Collateral Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be reasonably required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit H-3, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (c)     With respect to any new Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is a Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (d)     Upon the request of the Administrative Agent, the Company will, and will cause its Domestic Subsidiaries (other than a Domestic Subsidiary that is Subsidiary, directly or indirectly, of a Foreign Subsidiary) to, promptly grant to the Administrative Agent, within 60 days of such request, security interests and mortgages in such owned real property of the Company and such Domestic Subsidiaries as are acquired after the Closing Date by the Company or such Subsidiary and that, together with any improvements thereon, individually has a value in excess of $2,500,000, as additional security for the obligations of the Credit Parties under any Credit Document (unless the subject property is already mortgaged to a third party to the extent permitted by subsection 8.2). Such mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens and such other Liens reasonably acceptable to the Administrative Agent. The mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. If requested by the Administrative Agent or the Required Lenders, the Company shall provide a lender’s title policy with respect to each such mortgage paid for by the Company, issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be reasonably requested by the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, insuring each mortgage as a first lien on the relevant mortgaged property and subject only to Liens expressly agreed to by the Administrative Agent.

          SECTION 8. NEGATIVE COVENANTS

          The Company hereby agrees that it shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly so long as the Commitments remain in effect or any Loan, Note or L/C Obligation remains outstanding and unpaid, any amount (unless cash in an amount equal to such amount has been deposited to a cash collateral account established by the Administrative Agent) remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Credit Document (it being understood that each of the permitted exceptions to each of the covenants in this Section 8 is in addition to, and not overlapping with, any other of such permitted exceptions except to the extent expressly provided):

          8.1     Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

          (a)     the Indebtedness outstanding on the Closing Date and reflected on Schedule 8.1(a), including the refinancing of any such Indebtedness on terms and conditions taken as a whole no less favorable to the Company and its Subsidiaries or the Lenders;

          (b)     Indebtedness consisting of the Loans and in connection with the Letters of Credit and this Agreement;

          (c)     Indebtedness (i) of the Company to any Subsidiary and (ii) of any Subsidiary Guarantor to the Company or any other Subsidiary;

          (d)     Indebtedness consisting of the Permanent Subordinated Debt outstanding on the Closing Date and Indebtedness of the Company in respect of any Permanent Subordinated Debt the net proceeds of which are used to prepay, redeem, retire or repurchase the outstanding principal amount of the then outstanding Permanent Subordinated Debt (if any), or Senior Unsecured Notes (including any accrued and unpaid interest and any fees and expenses, in each case, in connection therewith) or to prepay the Loans in accordance with subsection 4.4(b)(ii), provided that, to the extent there are additional Net Proceeds remaining after any such repayment, redemption, retirement or repurchase of the then outstanding Permanent Subordinated Debt or Senior Unsecured Notes, or to the extent such Net Proceeds are not used to repay, redeem, retire or repurchase the then outstanding Permanent Subordinated Debt, such Net Proceeds shall be used to prepay the Loans in accordance with subsection 4.4(b)(ii);

          (e)     (i) Indebtedness of the Company and its Subsidiaries for (A) industrial revenue bonds or other similar governmental and municipal bonds and (B) the deferred purchase price of newly acquired property of the Company and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or otherwise) used in the ordinary course of business of the Company and its Subsidiaries (provided such financing is entered into within 270 days of the acquisition of such property) in an amount (based on the remaining balance of the obligations therefor on the books of the Company and its Subsidiaries) which in the case of preceding clauses (A) and (B) shall not exceed $10,000,000 in the aggregate at any one time outstanding and (ii) Indebtedness of the Company and its Subsidiaries in respect of Financing Leases to the extent subsections 8.10 and 8.11 would not be contravened;

          (f)     Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed at any one time outstanding $30,000,000;

          (g)     Indebtedness in respect of letters of credit or surety bonds (other than Letters of Credit issued hereunder) in aggregate principal amount not to exceed at any one time outstanding $10,000,000;

          (h)     (i) Indebtedness assumed in connection with acquisitions permitted by subsection 8.6(h) (so long as such Indebtedness was not incurred in anticipation of such acquisitions), (ii) Indebtedness of newly acquired Subsidiaries acquired in such acquisitions (so long as such Indebtedness was not incurred in anticipation of such acquisition) and (iii) Indebtedness owed to the seller in any acquisition permitted by subsection 8.6(h) constituting part of the purchase price thereof, all of which Indebtedness permitted by this subsection 8.1(h) shall not exceed an aggregate principal amount at any one time outstanding of $15,000,000;

          (i)     Indebtedness in connection with workers’ compensation obligations and general liability exposure of the Company and its Subsidiaries;

          (j)     subordinated Indebtedness in aggregate principal amount not to exceed at any one time outstanding $15,000,000 plus any additional principal amount of such subordinated Indebtedness issued in lieu of cash interest thereon (and any refinancing thereof shall be permitted in the amount of such sum), which subordinated Indebtedness (i) is subordinated to the Indebtedness hereunder on terms not less favorable to the Lenders than the subordination provisions of the Permanent Subordinated Debt and (ii) has a final maturity date after the Maturity Date; and

          (k)     Indebtedness consisting of the Senior Unsecured Debt outstanding on the Closing Date and Indebtedness of the Company in respect of any Senior Unsecured Debt the net proceeds of which are used to prepay, redeem, retire or repurchase the outstanding principal amount of the then outstanding Senior Unsecured Debt or Permanent Subordinated Debt (if any) (including any accrued and unpaid interest and any fees and expenses, in each case, in connection therewith) or to prepay the Loans in accordance with subsection 4.4(b)(ii), provided that, to the extent there are additional Net Proceeds remaining after any such repayment, redemption, retirement or repurchase of the then outstanding Senior Unsecured Debt or Permanent Subordinated Debt, or to the extent such Net Proceeds are not used to repay, redeem, retire or repurchase the then outstanding Senior Unsecured Debt or Permanent Subordinated Debt, such Net Proceeds shall be used to prepay the Loans in accordance with subsection 4.4(b)(ii).

          8.2     Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:

          (a)     Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP;

          (b)     carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due or which are bonded or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP;

          (c)     pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

          (d)     deposits to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e)     easements (including, without limitation, reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially detract from the aggregate (i) value of the properties of the Company and its Subsidiaries, taken as a whole or (ii) materially interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;

          (f)     Liens in favor of the Administrative Agent and the Lenders pursuant to the Credit Documents and bankers’ liens arising by operation of law;

          (g)     Liens on property of the Company or any of its Subsidiaries created solely for the purpose of securing Indebtedness permitted by subsection 8.1(e) or 8.1(h)(i) or (ii) (so long as such Lien was not incurred in anticipation of the related acquisition), representing or incurred to finance, refinance or refund the purchase price of property, provided that no such Lien shall extend to or cover other property of the Company or such Subsidiary other than the respective property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property plus any interest on such Indebtedness that is payable in-kind or accretes to the principal of such Indebtedness;

          (h)     Liens existing on the Closing Date and described in Schedule 8.2 (including the extension of any Liens listed on such Schedule relating to any Indebtedness permitted under subsection 8.1(a) in connection with any refinancing of such Indebtedness permitted by such subsection), provided that no such Lien shall extend to or cover other property of the Company or the respective Subsidiary other than the respective property so encumbered, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original principal amount of the Indebtedness so secured;

          (i)     Liens on documents of title and the property covered thereby (and Proceeds thereof) securing Indebtedness in respect of the Commercial L/Cs or securing reimbursement obligations in respect of letters of credit permitted under this Agreement;

          (j)     (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Subsidiary of the Company has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

          (k)     Liens in connection with workers’ compensation obligations and general liability exposure of the Company and its Subsidiaries; and

          (l)     Liens on Fee Properties and/or Leased Properties consisting of (i) any conditions that may be shown by a current, accurate survey or physical inspection of such Fee Property or Leased Property, (ii) as to Leased Property, the terms and provisions of the respective lease therefor and any matters affecting the fee title and any estate superior to the leasehold estate related thereto, and (iii) title defects, or leases or subleases granted to others, which are not material to the Fee Properties or Leased Properties, as the case may be, taken as a whole.

          8.3     Limitation on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation except:

          (a)     the Guarantee and Collateral Agreement;

          (b)     other guarantees by the Company incurred in the ordinary course of business for an aggregate amount not to exceed $20,000,000 at any one time;

          (c)     guarantees by the Company of obligations of its Subsidiaries;

          (d)     Contingent Obligations existing on the Closing Date and described in Schedule 8.3(d);

          (e)     guarantees of obligations to third parties in connection with relocation of employees of the Company or any of its Subsidiaries, in an amount which, together with all loans and advances made pursuant to subsection 8.6(f), shall not exceed $4,000,000 at any time outstanding;

          (f)     Contingent Obligations in connection with workers’ compensation obligations and general liability exposure of the Company and its Subsidiaries;

          (g)     subordinated guarantees of the Permanent Subordinated Debt issued by Subsidiaries of the Company which are also parties to the Guarantee and Collateral Agreement, provided such subordinated guarantees are subordinated to the Guarantee and Collateral Agreement on the same basis as the Permanent Subordinated Debt is subordinated to the Loans;

          (h)     guarantees of the Senior Unsecured Notes issued by Subsidiaries of the Company which are also parties to the Guarantee and Collateral Agreement;

          (i)     guarantees by the Company of loans to employees of the Company and its Subsidiaries, the proceeds of which are used to purchase stock of Holdings, in an aggregate amount not to exceed, when added to the amount of loans made by the Company to employees pursuant to subsection 8.6(g), at any one time outstanding $8,000,000; and

          (j)     guarantees by the Company of loans to employees of the Company and its Subsidiaries, the proceeds of which are used for travel and other ordinary expenses for which advances to employees are generally made, in an aggregate amount not to exceed, when added to the amount of loans made by the Company to employees pursuant to subsection 8.6(i), at any one time outstanding $1,000,000.

          8.4     Prohibition of Fundamental Changes. Enter into any merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any type of business other than of the same general type now conducted by it, except (a) for the transactions otherwise permitted pursuant to clause (b) of subsection 8.5 and subsection 8.6(h), (b) any Subsidiary of the Company may be merged with and into the Company or a Subsidiary of the Company, (c) any Subsidiary may be dissolved, provided, however, that prior to the dissolution of any Subsidiary whose book value exceeds $100,000, the assets of such Subsidiary are transferred to the Company or a Wholly-Owned Domestic Subsidiary of the Company subject to the conditions set forth in subsection 8.5(b) and (d) the Company may be reincorporated under the laws of Delaware, provided that the Administrative Agent, in its sole reasonable discretion, determines that such reincorporation will not alter the obligations of any Credit Party under any Credit Document or cause a material impairment of the value of the Collateral taken as a whole, after giving effect to such reincorporation.

          8.5     Prohibition on Sale of Assets. Convey, sell, lease (other than a sublease of real property), assign, transfer or otherwise dispose of (including through a transaction of merger or consolidation of any Subsidiary of the Company) any of its property, business or assets (including, without limitation, tax benefits and receivables but excluding leasehold interests), whether now owned or hereafter acquired, except:

          (a)     for (i) sales or other dispositions of inventory made in the ordinary course of business, (ii) sales or other dispositions of uneconomic, obsolete or worn-out property in the ordinary course of business and (iii) any sale of a store and/or fixtures to a third party pursuant to a sale-leaseback transaction;

          (b)     that any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, or merge with and into, the Company or a Wholly-Owned Subsidiary of the Company and any Subsidiary of the Company may sell or otherwise dispose of, or part with control of any or all of, the stock of any Subsidiary to a Wholly-Owned Subsidiary of the Company, provided that no such transaction may be effected if it would result in the transfer of any assets of, or any stock of, a Subsidiary to, or the merger with and into, another Subsidiary all of the Capital Stock of which owned by the Company or any Subsidiary has not been pledged to the Administrative Agent and which has not guaranteed the obligations of the Company under the Notes and this Agreement, and granted liens or security interests in favor of the Administrative Agent, for the benefit of the Lenders, on substantially all of its assets to secure such guarantee, pursuant to a guarantee, security agreement and other documentation reasonably satisfactory to the Administrative Agent;

          (c)     leases of Fee Properties and other real property owned in fee and subleases of Leased Properties;

          (d)     any condemnation or eminent domain proceedings affecting any real property, provided, however, that the parties hereto agree that the net proceeds received in connection with such proceeding shall be deemed not to constitute “Net Proceeds” if such net proceeds are reinvested in new or existing properties within 18 months;

          (e)     substantially like-kind exchanges of real property, provided that any cash received by the Company or any Subsidiary of the Company in connection with such an exchange (net of all costs and expenses incurred in connection with such transaction or with the commencement of operation of real property received in such exchange) shall be deemed to be Net Proceeds and shall be applied as provided for herein;

          (f)     for the sale or other disposition of any property the aggregate amount of the net proceeds received in respect of which shall not exceed $4,000,000;

          (g)     for the sale of owned real property and/or fixtures;

          (h)     for conveyances and transfers specifically permitted under subsection 8.6(j) to joint ventures;

          (i)     any sale or other disposition of any minority interests in a joint venture or other Person; and

          (j)      any sales at fair market value for cash of Investment Grade Securities.

          8.6     Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment (except as provided in subsection 8.13) in (including, without limitation, any acquisition of all or any substantial portion of the assets, and any acquisition of a business or a product line, of other companies, other than the acquisition of inventory in the ordinary course of business), any Person, except:

          (a)     the Company may make loans or advances to any Subsidiary, and any Subsidiary may make loans or advances to the Company or any other Subsidiary, to the extent in each case the Indebtedness created thereby is permitted by subsection 8.1(c);

          (b)     (i) any Subsidiary may make investments in the Company (by way of capital contribution or otherwise) and (ii) the Company and any Subsidiary may make investments in, or create, any Wholly-Owned Domestic Subsidiary (by way of capital contribution or otherwise) or make investments permitted by subsection 8.5(b), provided that, in any such case, (x) if stock is issued or otherwise acquired in connection with such investment, or if the stock of such Subsidiary was not previously pledged to the Administrative Agent, such stock is pledged to the Administrative Agent for the benefit of the Lenders so that 100% of the Capital Stock of such Subsidiary is pledged to the Administrative Agent and (y) such Subsidiary guarantees the obligations of the Company under the Notes and this Agreement, and grants liens or security interests in favor of the Administrative Agent, for the benefit of the Lenders, on substantially all of its assets to secure such guarantee, pursuant to a guarantee, a security agreement and other documentation reasonably satisfactory to the Administrative Agent;

          (c)     the Company and its Subsidiaries may invest in, acquire and hold Cash Equivalents and Investment Grade Securities;

          (d)     the Company or any of its Subsidiaries may make payroll advances in the ordinary course of business;

          (e)     the Company or any of its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided that nothing in this clause (e) shall prevent the Company or any Subsidiary from offering such concessionary trade terms, or from receiving such investments in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);

          (f)     the Company or any of its Subsidiaries may make relocation and other loans to officers and employees of the Company or any such Subsidiary (or to Holdings so that it will make such loans), provided that the aggregate principal amount of all such loans and advances outstanding at any one time, together with the guarantees of such loans and advances made pursuant to subsection 8.3(e), shall not exceed $4,000,000 at any one time outstanding;

          (g)     the Company may make loans to employees of the Company and its Subsidiaries (or to Holdings so that it will make such Loans) the proceeds of which are used by such employees to purchase stock of Holdings, provided that the aggregate principal amount of all such loans shall not exceed, together with any guarantees of loans made pursuant to subsection 8.3(i), at any one time outstanding $8,000,000;

          (h)     the Company and its Subsidiaries may make expenditures to acquire all or a portion of the Capital Stock or assets of any Person engaged primarily in businesses similar to the businesses in which the Company and its Subsidiaries are engaged or directly related thereto; provided that, (x) immediately prior to and after giving pro forma effect to any such acquisition and the financing thereof, (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Company is in compliance with subsection 8.7 as of the end of the immediately preceding fiscal quarter for which the appropriate financial information is available and (y) the aggregate amount of all expenditures made in connection with such acquisitions during the term of this Agreement does not exceed the sum of (I) $50,000,000 plus, (II) at the time of such acquisition, the Available Amount for the Fiscal Year in which such acquisition occurs minus all amounts utilized during such Fiscal Year (A) to finance Capital Expenditures pursuant to subsection 8.10(b) and (B) to finance acquisitions pursuant to this subsection 8.6(h)(y)(II);

          (i)     the Company may make loans to employees of the Company and its Subsidiaries (or to Holdings so that it will make such Loans), the proceeds of which are used by such employees for travel and other ordinary expenses for which advances to employees are generally made in an aggregate principal amount not to exceed when added to the amount of guarantees made by the Company pursuant to subsection 8.3(j), at any one time outstanding $1,000,000; and

          (j)     the Company or any of its Subsidiaries may make investments in, or loans or investments to, joint ventures or other Persons engaged primarily in one or more businesses in which the Company and its Subsidiaries are engaged or directly related thereto in an aggregate amount not to exceed $5,000,000 plus (A) the sum of any cash amounts dividended or distributed to the Company or any Subsidiary of the Company after the date hereof by such joint venture or other Person, (B) the net cash proceeds of any issuance of Capital Stock by the Company to, or any capital contribution to the Company by, the Investors or their Affiliates (which has not been used to increase the Base Amount of Capital Expenditures permitted under subsection 8.10 for any period) and/or any incurrence of Indebtedness permitted under subsection 8.1(j) in respect of loans made by the Investors or their Affiliates and (C) any amounts from sales or distributions permitted in subsection 8.5(i).

          8.7     Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Company ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Year	Fiscal Quarter	Leverage Ratio

2003	First	4.25 to 1.0
	Second	4.00 to 1.0
	Third	3.75 to 1.0
	Fourth	3.75 to 1.0
2004	First	3.75 to 1.0
	Second	3.50 to 1.0
	Third	3.50 to 1.0
	Fourth	3.50 to 1.0
2005	First	3.25 to 1.0
	Second	3.00 to 1.0
	Third	3.00 to 1.0
	Fourth	3.00 to 1.0
2006	First	3.00 to 1.0
	Second	3.00 to 1.0
	Third	3.00 to 1.0
	Fourth	3.00 to 1.0
2007	First	3.00 to 1.0
	Second	3.00 to 1.0
	Third	3.00 to 1.0
	Fourth	3.00 to 1.0
2008	First	3.00 to 1.0
	Second	3.00 to 1.0
	Third	3.00 to 1.0
	Fourth	3.00 to 1.0
2009	First	3.00 to 1.0
	Second	3.00 to 1.0
	Third	3.00 to 1.0
	Fourth	3.00 to 1.0

          8.8     Interest Coverage Ratio. At the last day of any fiscal quarter set forth below, permit the Interest Coverage Ratio to be less than the ratio set forth below for such fiscal quarter:

Interest
Fiscal Year	Fiscal Quarter	Coverage Ratio

2003	First	2.25 to 1.0
	Second	2.25 to 1.0
	Third	2.25 to 1.0
	Fourth	2.25 to 1.0
2004	First	2.25 to 1.0
	Second	2.50 to 1.0
	Third	2.50 to 1.0
	Fourth	2.50 to 1.0
2005	First	2.75 to 1.0
	Second	2.75 to 1.0
	Third	2.75 to 1.0
	Fourth	2.75 to 1.0
2006	First	3.00 to 1.0
	Second	3.00 to 1.0
	Third	3.00 to 1.0
	Fourth	3.00 to 1.0
2007	First	3.25 to 1.0
	Second	3.25 to 1.0
	Third	3.25 to 1.0
	Fourth	3.25 to 1.0
2008	First	3.50 to 1.0
	Second	3.50 to 1.0
	Third	3.50 to 1.0
	Fourth	3.50 to 1.0
2009	First	3.50 to 1.0
	Second	3.50 to 1.0
	Third	3.50 to 1.0
	Fourth	3.50 to 1.0

          8.9    Current Asset Coverage Ratio. On any day during any fiscal quarter set forth below, permit the Current Asset Coverage Ratio to be less than the ratio set forth below for such fiscal quarter, provided that, it is understood and agreed that (a) failure to comply with this Section 8.9 shall not constitute a Default or an Event of Default for any five Business Day period following the delivery of financial statements pursuant to Section 7.1 and (b) the Lenders shall not be required to make any Loans or issue any Letters of Credit pursuant to Section 3 on any date that the Company has failed to comply with this Section 8.9 during such five Business Day period:

Current Asset
Fiscal Year	Fiscal Quarter	Coverage Ratio

2003	Second	1.80 to 1.0
	Third	1.80 to 1.0
	Fourth	1.80 to 1.0
2004	First	1.80 to 1.0
	Second	1.85 to 1.0
	Third	1.85 to 1.0
	Fourth	1.85 to 1.0
2005	First	1.90 to 1.0
	Second	1.90 to 1.0
	Third	1.90 to 1.0
	Fourth	1.90 to 1.0
2006	First	1.95 to 1.0
	Second	1.95 to 1.0
	Third	1.95 to 1.0
	Fourth	1.95 to 1.0
2007	First	2.00 to 1.0
	Second	2.00 to 1.0
	Third	2.00 to 1.0
	Fourth	2.00 to 1.0
2008	First	2.00 to 1.0
	Second	2.00 to 1.0
	Third	2.00 to 1.0
	Fourth	2.00 to 1.0
2008	First	2.00 to 1.0
	Second	2.00 to 1.0

          8.10     Capital Expenditures. Make or commit to make any Capital Expenditures, except that the Company and its Subsidiaries may make or commit to make Capital Expenditures:

          (a)     consisting of investments in the development of new or relocated stores in an aggregate amount not to exceed $15,000,000 at any time , against which amount shall be credited any funds from the subsequent sale of any real property (including leasehold interests) or fixtures purchased or developed in connection therewith; plus

          (b)     of any other type in amounts not exceeding the amount set forth below (the “Base Amount”) for each of the Fiscal Years of the Company (or other period) set forth below:

Fiscal Year	Base Amount

2003	$25,000,000
2004	$25,000,000
2005	$25,000,000
2006	$30,000,000
2007	$30,000,000
2008	$35,000,000
2009	$35,000,000

provided, however, that (x)(i) for any Fiscal Year of the Company, the Base Amount for such Fiscal Year set forth above shall be increased by an amount equal to the aggregate amount of proceeds received by the Company or any of its Subsidiaries in such Fiscal Year with respect to sales of real property by the Company or such Subsidiary or dispositions under subsection 8.5(f) and 8.5(g), (ii) for any Fiscal Year of the Company, the Base Amount for such Fiscal Year set forth above shall be increased by the amount of any net cash proceeds from the issuance of Capital Stock of Holdings to, or any capital contribution by, the Investors and (iii) for any Fiscal Year of the Company, the Base Amount for such Fiscal Year set forth above (as increased with respect to such Fiscal Year pursuant to clauses (i) and (ii) of this proviso) may be increased by an amount not in excess of $10,000,000 by carrying over to such Fiscal Year the unused portion of the Base Amount for the immediately preceding fiscal year (as increased pursuant to this proviso) (the Base Amount for any Fiscal Year, together with the amount set forth in this clause (x), the “Available Amount”), and (y) the Available Amount for any Fiscal Year shall be reduced by an amount equal to all amounts utilized during such Fiscal Year (1) to finance Capital Expenditures pursuant to this subsection 8.10(b) and (2) to finance acquisitions pursuant to subsection 8.6(h)(y)(II).

          8.11     Limitation on Dividends. Declare any dividends on any shares of any class of stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of stock, or any warrants or options to purchase such stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any of its Subsidiaries; except that:

          (a)     Subsidiaries may pay dividends to the Company or to Subsidiaries which are directly or indirectly wholly owned by the Company;

          (b)     the Company may pay or make dividends or distributions to any holder of its capital stock in the form of additional shares of Capital Stock of the same class and type, provided such shares of Capital Stock are pledged to the Administrative Agent for the benefit of the Lenders; and

          (c)     the Company may pay dividends or make other distributions:

(i) to Holdings in amounts equal to amounts required for Holdings to pay franchise taxes and other fees required to maintain its corporate existence and provide for other operating costs;

(ii) to Holdings in amounts equal to amounts required for Holdings to pay Federal, state and local income taxes to the extent such income taxes are attributable to the income of the Company and its Subsidiaries;

(iii) to Holdings in amounts equal to amounts expended by Holdings to repurchase Capital Stock of Holdings owned by former employees of the Company or its Subsidiaries or their assigns, estates and heirs, provided that the aggregate amount paid, loaned or advanced to Holdings pursuant to this clause (iii) shall not, in the aggregate, exceed the sum of $2,500,000 plus any amounts contributed by Holdings to the Company as a result of resales of such repurchased shares of Capital Stock; and

(iv) to Holdings to allow Holdings to make loans permitted under subsections 8.6(f), (g) and (i), provided that the Company will not, and will not permit any of its Subsidiaries to enter into or be party to, or make any payment under, any Synthetic Purchase Agreement.

          8.12     Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except for transactions which are otherwise permitted under this Agreement and which are in the ordinary course of the Company’s or a Subsidiary’s business and which are upon fair and reasonable terms no less favorable to the Company or such Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate; provided, however, that nothing in this subsection 8.12 shall prohibit the Company or any of its Subsidiaries from engaging in the following transactions: (i) the performance of the Company’s or such Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course, (ii) payment of compensation to employees, officers, directors or consultants in the ordinary course of business, (iii) maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans and (iv) the provision of services and the performance of obligations contemplated to be provided and performed by the Company under the PartsAmerica Services Agreement.

          8.13     Prepayments and Amendments of Permanent Subordinated Debt and Senior Unsecured Debt. (a) Optionally prepay, optionally retire, optionally redeem, optionally purchase, optionally defease, optionally exchange, or make any mandatory prepayment or any mandatory repurchase of any Permanent Subordinated Debt or any Senior Unsecured Debt (other than the refinancing of the Permanent Subordinated Debt or Senior Unsecured Debt contemplated in the definition thereof) or pay any interest on the Permanent Subordinated Debt or on the Senior Unsecured Debt in cash if such interest may be paid by the issuance of additional Permanent Subordinated Debt or additional Senior Unsecured Debt, respectively; provided, however, the Company may optionally repurchase or redeem at any time in part or in full (w) the Permanent Subordinated Debt or, subject to clause (y) below, the Senior Unsecured Debt with the proceeds from an issuance of Capital Stock as contemplated by subsection 4.4(b)(i) or with the proceeds of Loans or Permanent Subordinated Debt, (x) up to $9,550,000 aggregate principal amount of Permanent Subordinated Notes plus any accrued and unpaid interest thereon, and (y) the Senior Unsecured Notes plus any accrued and unpaid interest thereon so long as (i) after giving effect to such repurchase, the aggregate amount of the Available Revolving Commitments is at least $65,000,000, (ii) if the aggregate principal amount of Senior Unsecured Notes so repurchased on or after the Closing Date is greater than $35,000,000, then, after giving effect to any such repurchase in excess of such amount the Company’s ratio of Consolidated Senior Secured Indebtedness to Consolidated EBITDA for the four fiscal quarters most recently ended prior to such repurchase for which financial information is available shall be at or less than 1.50 to 1.00, and (iii) immediately prior to and after giving effect to the Company’s delivering notice of such repurchase or redemption of the Senior Unsecured Notes to the holders thereof, no Default or Event of Default shall have occurred and be continuing, or (b) amend, supplement or otherwise modify any documentation governing any Permanent Subordinated Debt or any Senior Unsecured Debt (other than (i) amendments to such Permanent Subordinated Debt or Senior Unsecured Debt which reduce the interest rate or extend the maturity thereof and (ii) waivers of compliance by the Company with any of the terms or conditions of such Permanent Subordinated Debt or Senior Unsecured Debt (except those terms or conditions which by their terms are for the benefit of the Lenders)).

          8.14     Limitation on Changes in Fiscal Year. Permit the Fiscal Year of the Company to end on a day other than the Sunday closest to January 31.

          8.15     Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Company is engaged on the Closing Date or which are directly related thereto.

          8.16     Limitation on Interest Rate Agreements. Enter into, create, incur, assume or suffer to exist any Interest Rate Agreements or obligations in respect thereof except in the ordinary course of business for non-speculative purposes.

          SECTION 9. EVENTS OF DEFAULT

          Upon the occurrence and during the continuance of any of the following events:

          (a)     The Company shall fail to (i) pay any principal of any Loan or Note when due in accordance with the terms hereof or thereof or to reimburse the Issuing Lender in accordance with subsection 3.8 or (ii) pay any interest on any Loan or Note or any other amount payable hereunder within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

          (b)     Any representation or warranty made or deemed made by any Credit Party in any Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

          (c)     (i) The Company shall default in the observance or performance of any agreement contained in subsection 7.7(a) or Section 8 of this Agreement, or Sections 6.8 and 6.10 of the Guarantee and Collateral Agreement; (ii) Holdings shall default in the observance or performance of any agreement contained in Section 7.1 and of the Guarantee and Collateral Agreement or (iii) any Subsidiary shall default in the observance or performance of corresponding provisions of the Guarantee and Collateral Agreement; or

          (d)     Any Credit Party shall default in the observance or performance of any other agreement contained in any Credit Document and such default shall continue unremedied for a period of 30 days; or

          (e)     Holdings, the Company or any of its Subsidiaries shall (i) default in any payment of principal of or interest on or other amounts in respect of any Indebtedness (other than the Loans, the L/C Obligations and any inter-company debt) or Interest Rate Agreement or in the payment of any Contingent Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness, Interest Rate Agreement or Contingent Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Interest Rate Agreement or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, or such Contingent Obligation to become payable, any applicable grace period having expired; in each case, provided that the aggregate principal amount of all such Indebtedness, Interest Rate Agreements and Contingent Obligations under which a payment default exists as in (a) above or which would then become due or payable equals or exceeds $10,000,000; or

          (f)     (i) The Company or any of its Subsidiaries or Holdings shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries or Holdings shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Subsidiaries or Holdings any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Subsidiaries or Holdings any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Subsidiaries or Holdings shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Subsidiaries or Holdings shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g)     (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan which is not otherwise exempted, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity shall incur any material liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions relating to a Plan, if any, would be reasonably likely to subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole; or

          (h)     One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not paid or reserved for or covered by insurance or indemnities to the extent the Company, in its reasonable good faith judgment, believes that such judgment or decree will be paid when due by the parties providing such indemnities) of $10,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or

          (i)     Any Credit Document shall cease, for any reason, to be in full force and effect or any Credit Party or any of its Subsidiaries shall so assert in writing, or the Guarantee and Collateral Agreement shall cease to be effective to grant a perfected Lien on the collateral described therein with the priority purported to be created thereby (other than as a result of any action or inaction on the part of the Administrative Agent or the Lenders), subject to such exceptions as may be permitted therein, and such condition shall continue unremedied for 30 days after notice thereof to the Company by the Administrative Agent or any Lender; or

          (j)     There shall have occurred (1) a Change of Control, (2) a “change of control” under the Permanent Subordinated Note Indenture or (3) a “change of control” under the Senior Unsecured Note Indenture; or

          (k)     Holdings shall engage in any business or activity other than (i) owning the Capital Stock of the Company and activities reasonably incidental thereto or (ii) making loans to employees of the Company and its Subsidiaries pursuant to subsections 8.6(f), (g) and (i); or

          (l)     (i) There shall have occurred any amendment, supplement or other modification of any of the Permanent Subordinated Debt or any Senior Unsecured Debt, or the documents governing such Permanent Subordinated Debt or Senior Unsecured Debt, which in any such case shall not have been consented to in advance in writing by the Administrative Agent and the Required Lenders, except (A) as otherwise expressly permitted by subsection 8.13 or (B) to the extent such amendment, supplement or modification gives effect to any prepayment, retirement or redemption of Permanent Subordinated Debt or Senior Unsecured Debt expressly permitted by this Agreement or (ii) the subordination provisions of any document governing any Permanent Subordinated Debt shall cease, for any reason, to be valid or any Credit Party or any of its Subsidiaries shall so assert in writing;

then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Company, automatically (i) the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement, the Notes and the other Credit Documents shall immediately become due and payable, and (ii) all obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and the Issuing Lender’s obligations to issue the Letters of Credit shall immediately terminate and (b) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company, declare the Commitments and the Issuing Lender’s obligations to issue the Letters of Credit to be terminated forthwith, whereupon the Commitments and such obligations shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Company, (A) declare all or a portion of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (B) declare all or a portion of the obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Company discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Section 9 on account of undrawn Letters of Credit shall be made by the Company directly to a cash collateral account established by the Administrative Agent for such purpose for application to the Company’s reimbursement obligations under subsection 3.8 as drafts are presented under the Letters of Credit, with the balance, if any, to be applied to the Company’s obligations under this Agreement and the Notes as the Administrative Agent shall determine with the approval of the Required Lenders. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

          SECTION 10. THE ADMINISTRATIVE AGENT; THE ISSUING LENDER; OTHER AGENTS

          10.1     Appointment. Each Lender hereby irrevocably designates and appoints JPMorgan Chase Bank as the Administrative Agent, CSFB as the Syndication Agent and Bank of America, N.A. and U.S. Bank N.A. as the Co-Documentation Agents under this Agreement and irrevocably authorizes JPMorgan Chase Bank as Administrative Agent for such Lender, to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent, the Syndication Agent nor the Co-Documentation Agents shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents or otherwise exist against the Administrative Agent, the Syndication Agent or the Co-Documentation Agents. Each Lender recognizes and agrees that the Syndication Agent shall have no duties or responsibilities under this Agreement or any other Credit Document, or any fiduciary relationship with any Lender, and shall have no functions, responsibilities, duties, obligations or liabilities for acting as Syndication Agent hereunder.

          10.2     Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and each of the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in subsection 10.3.

          10.3     Exculpatory Provisions. None of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Credit Documents (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in the Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with the Credit Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Credit Documents or for any failure of any Credit Party to perform its obligations thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document or to inspect the properties, books or records of any Credit Party.

          10.4     Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, the writings maintained in the Register, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper

Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Credit Document in accordance with a request of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

          10.5     Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          10.6     Non-Reliance on Administrative Agent, Syndication Agent, Co-Documentation Agents and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent, the Syndication Agent, the Co-Documentation Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent, the Syndication Agent, the Co-Documentation Agents or any such Person hereinafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent, the Syndication Agent, the Co-Documentation Agents or any such Person to any Lender. Each Lender represents to the Administrative Agent, the Syndication Agent and the Co-Documentation Agents that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Co-Documentation Agents or any such Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings, the Company and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Co-Documentation Agents or any such Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Holdings, the Company and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Credit Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

          10.7     Indemnification. The Lenders agree to indemnify each of the Administrative Agent, the Syndication Agent, the Co-Documentation Agents and the Lead Arrangers in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their respective Commitments (or, to the extent such Commitments have been terminated, according to the respective outstanding principal amounts of the Loans and the L/C Obligations and the respective obligations, whether as Issuing Lender or a Participating Lender, under the Letter of Credit), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent, the Syndication Agent, any Co-Documentation Agent or any Lead Arranger in any way relating to or arising out of the Credit Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent, the Syndication Agent, any Co-Documentation Agent or any Lead Arranger under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s, the Syndication Agent’s, either of the Co-Documentation Agent’s or either of the Lead Arranger’s respective gross negligence or willful misconduct. The agreements in this subsection 10.7 shall survive the payment of the Loans and the Notes and all other amounts payable hereunder.

          10.8     The Administrative Agent, Syndication Agent and Co-Documentation Agents, Each in its Individual Capacity. The Administrative Agent, the Syndication Agent, the Co-Documentation Agents and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Holdings, the Company and its Subsidiaries as though the Administrative Agent was not the Administrative Agent hereunder, the Syndication Agent was not the Syndication Agent and the Co-Documentation Agents were not the Co-Documentation Agents hereunder. With respect to its Loans made or renewed by it and any Note issued to either of them, the Administrative Agent, the Syndication Agent and the Co-Documentation Agents shall each have the same rights and powers, duties and liabilities under the Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, the Syndication Agent and the Co-Documentation Agents, respectively, and the terms “Lender” and “Lenders” shall include the Administrative Agent, the Syndication Agent and the Co-Documentation Agents in their respective individual capacities.

          10.9     Successor Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under the Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall, so long as no Event of Default has occurred and is continuing, be approved by the Company, which shall not unreasonably withhold its approval, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor agent effective upon its appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Credit Documents.

          10.10     Issuing Lender as Issuer of Letters of Credit. Each Revolving Lender hereby acknowledges that the provisions of this Section 10 shall apply to the Issuing Lender, in its capacity as issuer of the Letters of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent, except that obligations to indemnify the Issuing Lender shall be ratable among the Revolving Lenders in accordance with their respective Revolving Commitments (or, if the Revolving Commitments have been terminated, the outstanding principal amount of their respective Revolving Loans and L/C Obligations and their respective participating interests in the outstanding Letters of Credit).

          SECTION 11. MISCELLANEOUS

          11.1     Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, no Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection 11.1. With the written consent of the Required Lenders, the Administrative Agent and the respective Credit Parties or their Subsidiaries may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to any Credit Document to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or its Subsidiaries thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; provided that:

          (a)     (i) no such waiver and no such amendment, supplement or modification shall (x) release all or substantially all of the Collateral without the written consent of all Lenders or (y) release all or substantially all of the Guarantors without the written consent of all Lenders and (ii) notwithstanding any of the foregoing, neither the preceding clause (i) nor the immediately preceding paragraph of this subsection 11.1 shall be applicable to and no consent shall be required for (A) releases of Collateral in connection with any Asset Sales permitted by subsection 8.5, (B) releases of Collateral in accordance with subsection 11.12 or (C) upon the reincorporation of the Company or any Subsidiary in a new jurisdiction or the creation of a new Subsidiary of the Company, any release of Collateral in connection with the transfer of such released collateral to such reincorporated entity or new Subsidiary in compliance with subsection 8.4, provided that, the Administrative Agent, in its sole discretion, determines that such release and transfer, together with any grant and perfection of a new Lien therein in favor of the Administrative Agent, will cause no material impairment of the value of the collateral taken as a whole, after giving effect to such release and transfer;

          (b)     no such waiver and no such amendment, supplement or modification shall (x) without the prior written consent of each Lender whose obligations hereunder are being directly modified, extend the final maturity date of any Note or the scheduled payment date of any installment of any Loan or the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or change the method of calculating interest thereon, or reduce or extend the time of payment of any fee payable to such Lender hereunder, or reduce the principal amount thereof, or extend the expiry of any Lender’s Commitment or change the amount of any Lender’s Commitment or Commitment Percentage, or (y) without the prior written consent of each Lender, amend, modify or waive any provision of subsection 4.9(b) or this subsection 11.1 or reduce the percentage specified in the definition of Required Lenders or consent to the assignment or transfer by the Company of any of its rights and obligations under any Credit Document;

          (c)     no such waiver and no such amendment, supplement or modification affecting any Agent or Issuing Lender shall amend, modify or waive any provision of Section 10 without the written consent of such Agent or Issuing Lender, as the case may be; and

          (d)     without the consent of the Lenders which are holders of the Revolving Loans only, the Lenders which are holders of all the Term Loans may amend this Agreement and the Term Loan Notes to extend the maturities of the Term Loans; and without the consent of the Lenders which are holders of the Term Loans, all the Revolving Lenders may amend this Agreement and the Revolving Notes to extend the Revolving Termination Date;

          (e)     no such waiver, and no such amendment, supplement or modification shall amend, modify or waive the order of application of prepayments specified in subsection 4.4(a) or 4.4(b)(v) without the written consent of the holders of more than 50% of each of (i) the aggregate unpaid principal amount of the Term Loans directly adversely affected thereby, if any, and (ii) the Revolving Commitments directly adversely affected thereby, if any, or, if the Revolving Commitments are terminated, the aggregate unpaid principal amount of the Revolving Loans (the Revolving Commitments of any Non-Funding Lender to be disregarded in determining such percentage at any time), if any; provided that the foregoing provisions of this paragraph (e) shall not be applicable to any modifications to subsection 4.4(a) or 4.4(b)(v) in order to provide for pro rata payments to any additional tranche of Term Loans on substantially the same basis as payments to the Term Loans existing on the Closing Date are made;

any such waiver and any such amendment, supplement or modification described in this subsection 11.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party and its Subsidiaries, the Lenders, the Administrative Agent and the Issuing Lender and all future holders of the Notes and the Loans. Any extension of a Letter of Credit by the Issuing Lender shall be treated hereunder as a new Letter of Credit. In the case of any waiver, the Credit Parties, the Lenders, the Administrative Agent and Issuing Lender shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          11.2     Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or telex, if one is listed) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of the Company and the Administrative Agent, and as set forth in Schedule 1.1 in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Company:	CSK Auto, Inc. 645 E. Missouri Avenue Suite 400 Phoenix, Arizona 85012 Attention: Treasurer Telecopy: (602) 234-1713

With a copy to:	Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 Attention: Janet Vance, Esq. Telecopy: (212) 351-4035

The Administrative Agent:	JPMorgan Chase Bank 270 Park Avenue New York, New York 10017 Attention: Neil R. Boylan Telecopy: (212) 270-6637 Email: neil.boylan@jpmorgan.com

With a copy to:	JPMorgan Chase Bank Loan and Agency Services 1111 Fannin 10th Floor Houston, Texas 77002 Attention: Leah E. Hughes, Client Team Manager Telecopy: (713) 750-2932 Email: leah.e.huhges@jpmorgan.com provided that any notice, request or demand to or upon the Administrative Agent, the Issuing Lender or the Lenders pursuant to subsections 3.4, 3.5, 4.1, 4.2, 4.3 and 4.4 shall not be effective until received and provided that the failure to provide the copies of notices to the Company provided for in this subsection 11.2 shall not result in any liability to the Administrative Agent.

          11.3     No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          11.4     Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Letters of Credit and the Notes.

          11.5     Payment of Expenses and Taxes. The Company agrees (a) to pay or reimburse the Administrative Agent, the Lead Arrangers and the Syndication Agent for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, negotiation, preparation and execution of the Credit Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of one counsel (in addition to any local or special counsel reasonably requested) to the Administrative Agent, the Lead Arrangers and the Syndication Agent, (b) to pay or reimburse all of the reasonable expenses, including, without limitation, reasonable fees and expenses of counsel, incurred by the Administrative Agent in connection with the administration of the facilities provided for herein or in connection with any amendments, waivers, work-outs or restructurings in respect thereof, (c) to pay or reimburse the Administrative Agent, the Lead Arrangers, the Syndication Agent, the Issuing Lender and each Lender for all their costs and expenses incurred in connection with, and to pay, indemnify, and hold the Administrative Agent, the Syndication Agent, the Issuing Lender and each Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the enforcement or preservation of any rights under any Credit Document and any such other documents or any foreclosure, collection or bankruptcy proceedings in respect thereof, including, without limitation, reasonable fees and disbursements of counsel to the Administrative Agent, the Lead Arrangers, the Syndication Agent, and each Lender incurred in connection with the foregoing and in connection with advising the Administrative Agent with respect to its rights and responsibilities under this Agreement and the documentation relating thereto, (d) to pay, indemnify, and to hold the Administrative Agent, the Syndication Agent, the Lead Arrangers and each Lender harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes (other than withholding taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents, and (e) to pay, indemnify, and hold the Administrative Agent, the Syndication Agent, the Lead Arrangers, the Issuing Lender and each Lender and their respective Affiliates, officers, employees, directors and trustees harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against the Administrative Agent, the Syndication Agent, the Lead Arrangers, the Issuing Lender or the Lenders or such Affiliates, officers, directors or trustees (x) arising out of or in connection with any investigation, litigation or proceeding related to this Agreement, the other Credit Documents, the proceeds of the Loans and the transactions contemplated by or in respect of such use of proceeds, or any of the other transactions contemplated hereby, whether or not the Administrative Agent, the Syndication Agent, the Lead Arrangers, the Issuing Lender or any of the Lenders or such Affiliates, officers, directors or trustees is a party thereto, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the Company, any of its Subsidiaries or any of the facilities and properties owned, leased or operated by the Company or any of its Subsidiaries, or (y) without limiting the generality of the foregoing, by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payments under, Letters of Credit (it being agreed that nothing in this subsection 11.5(e)(y) is intended to limit the Company’s obligations pursuant to subsection 3.8) (all the foregoing, collectively, the “indemnified liabilities”), provided that the Company shall have no obligation hereunder with respect to indemnified liabilities of the Administrative Agent, the Syndication Agent, the Lead Arrangers, the Issuing Lender or any Lender or any of their respective Affiliates, officers, directors and trustees arising from (i) the gross negligence or willful misconduct of the person seeking indemnification or (ii) legal proceedings commenced against the Administrative Agent, the Syndication Agent, the Lead Arrangers, the Issuing Lender or any Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such or (iii) legal proceedings commenced against the Administrative Agent, the Syndication Agent, the Arrangers or any Lender by any Transferee (as defined in subsection 11.6(f)) thereof. Without limiting the foregoing, and to the extent permitted by applicable law, the Company agrees not to assert, and hereby waives (and shall cause the Subsidiaries not to assert and to waive) all rights for contribution or any other rights of recovery with respect to all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, under or related to Environmental Laws, that any of them might have by statute or otherwise against the Administrative Agent, the Syndication Agent, the Lead Arrangers, the Issuing Lender or any Lender. The agreements in this subsection 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

          11.6     Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Company, the Lenders, the Agents, all future holders of the Notes and the Loans, and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

          (b)     Any Lender may, without the consent of the Company, the Administrative Agent, the Issuing Lender or the Swing Line Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent, the Issuing

Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in subsection 11.1(b) (other than with respect to assignments or transfers by the Company of any of its rights and obligations under any Credit Document) that affects such Participant. Subject to paragraph (b)(ii) of this subsection 11.6, the Company agrees that, subject to Section 11.6(b)(ii), each Participant shall be entitled to the benefits of Sections 3.10, 4.11 and 4.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (d) of this subsection. To the extent permitted by law, and subject to Section 11.6(b)(ii), each Participant also shall be entitled to the benefits of Section 11.7 as though it were a Lender, provided such Participant agrees to be subject to Section 11.8(b) as though it were a Lender. Participations may be non-pro rata.

(ii) A Participant shall not be entitled to receive any greater payment under subsection 3.10, 4.11, 4.12 or 11.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

          (c)     (i) Subject to the conditions set forth in paragraph (c)(ii) below and compliance with paragraph (ii) of this Section 11.6, any Lender may assign to one or more banks, mutual funds or financial institutions or entities (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a) or (f) of Section 9 has occurred and is continuing, any other Assignee; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment or (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan,

$1,000,000, unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default under clause (a) or (f) of Section 9 has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Type of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, payable by the assigning or assignee Lender as they shall mutually agree; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

          For the purposes of this Section 11.6(c), the term “Approved Fund” has the following meaning: “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (e) below, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.11, 4.12 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (b) of this Section.

          (d)     The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (e)     Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the information referred to in clause (D) above (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (d) of this Section and any written consent to such assignment required by paragraph (d) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. On or prior to the effective date of such acceptance, the Company at its own expense, shall execute and deliver to the Administrative Agent (in exchange for any or all of the Term Loan Notes or Revolving Notes of the assigning Lender, if any) new Term Loan Notes or Revolving Notes, as the case may be, to the order of such Assignee (if requested) in an amount equal to the Term Loans or Revolving Commitment, as the case may be, assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment or any Term Loans hereunder, new Term Loan Notes or Revolving Notes, as the case may be, to the order of the assigning Lender in an amount equal to the Commitment or such Term Loans, as the case may be, retained by it hereunder (if requested). Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.

          (f)     (i) The Administrative Agent, the Syndication Agent, the Lead Arrangers and the Lenders agree that they will use reasonable efforts to protect the confidentiality of any confidential information concerning the Company and its Subsidiaries and Affiliates. Notwithstanding the foregoing, the Company authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee or to any Person who evaluates, approves, structures or administers the Loans on behalf of a Lender and who is subject to this confidentiality provision any and all information in such Lender’s possession concerning Holdings, the Company and its Subsidiaries which has been delivered to such Lender by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Company in connection with such Lender’s credit evaluation of Holdings, the Company and its Subsidiaries prior to becoming a party to this Agreement; provided that each Lender shall cause its respective prospective Transferees and any Person who evaluates, approves, structures or administers the Loans on such Lender’s behalf to agree to protect the confidentiality of any confidential information concerning Holdings, the Company and its Subsidiaries and Affiliates.

(ii) Notwithstanding anything herein to the contrary, any party hereto (and each employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment or tax structure; provided, however, that this clause shall not permit any party hereto (or any employee, representative or other agent thereof) to disclose (i) any information, the disclosure of which would otherwise be prohibited by this Agreement, that is not relevant to an understanding of any tax treatment or tax structure of the transactions contemplated by this Agreement or (ii) any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

          (g)     If, pursuant to this subsection 11.6, any interest in this Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer to comply with subsection 4.11(d).

          (h)     For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law and (y) in the case of a Lender that is a fund, with the consent of the Administrative Agent, any pledge or assignment by such Lender of all or any portion of its Loans and Notes to its trustee in support of its obligations to its trustee; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

          11.7     Set-off. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon the occurrence and during the continuation of any Event of Default or upon the filing of a petition under any of the provisions of the federal bankruptcy code or amendments thereto, by or against; the making of an assignment for the benefit of creditors by; the application for the appointment, or the appointment, of any receiver of, or of any substantial portion of the property of; the issuance of any execution against any substantial portion of the property of; the issuance of a subpoena or order, in supplementary proceedings, against or with respect to any substantial portion of the property of; or the issuance of a warrant of attachment against any substantial portion of the property of; the Company to set off and apply against any indebtedness, whether matured or unmatured, of the Company to such Lender, any amount owing from such Lender to the Company, at or at any time after, the happening of any of the above mentioned events, and as security for such indebtedness, the Company hereby grants to each Lender a continuing security interest in any and all deposits, accounts or moneys of the Company, then or thereafter maintained with such Lender, subject in each case to subsection 11.8 of this Agreement. The aforesaid right of set-off may be exercised by such Lender against the Company or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Company, or against anyone else claiming through or against the Company or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify the Company, and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

          11.8     Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Company in respect of any obligations hereunder, it shall distribute such payment to the Lenders pro rata based upon their respective shares, if any, of the obligations with respect to which such payment was received.

          (b)     Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, unpaid drawings with respect to Letters of Credit, commitment fees or Letter of Credit fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such obligation then owed and due to such Lender bears to the total of such obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the respective obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          (c)     Notwithstanding anything to the contrary contained herein, the provisions of the preceding subsections 11.8(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Lenders which are not Non-Funding Lenders as opposed to Non-Funding Lenders.

          11.9     Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent. This Agreement shall become effective with respect to the Company, the Administrative Agent, the Syndication Agent, the Lead Arrangers and the Lenders when the Administrative Agent shall have received copies of this Agreement executed by the Company, the Administrative Agent, the Co-Documentation Agents and the Lenders, or, in the case of any Lender, shall have received telephonic confirmation from such Lender stating that such Lender has executed counterparts of this Agreement or the signature pages hereto and sent the same to the Administrative Agent.

          11.10     Governing Law; No Third Party Rights. This Agreement and the Notes and the rights and obligations of the parties under this Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and, except as set forth in subsection 11.6, no other Persons shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

          11.11     Submission to Jurisdiction; Waivers. (a) Each party to this Agreement hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement or any of the other Credit Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, indirect, exemplary, consequential or punitive damages.

          Each party hereto unconditionally waives trial by jury in any legal action or proceeding referred to in paragraph (a) above and any counterclaim therein.

          11.12     Releases. The Administrative Agent and Lenders agree to cooperate with the Company and its Subsidiaries with respect to any sale or other disposition permitted by subsection 8.5 and promptly take such action and execute and deliver such instruments and documents necessary to release the liens and security interests created by the Security Documents relating to any of the assets or property affected by any such sale permitted by subsection 8.5, including, without limitation, any Uniform Commercial Code amendment, release or termination or partial release or termination statements.

          11.13     Interest. Each provision in this Agreement and each other Credit Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, by the Company for the use, forbearance or detention of the money to be loaned under this Agreement or any other Credit Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Credit Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the highest lawful rate permitted by applicable law (the “Highest Lawful Rate”), and all amounts owed under this Agreement and each other Credit Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Agreement or such other Credit Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. Notwithstanding any provision in this Agreement or any other Credit Document to the contrary, if the maturity of the Loans or the obligations in respect of the other Credit Documents are accelerated for any reason, or in the event of any prepayment of all or any portion of the Loans or the obligations in respect of the other Credit Documents by the Company or in any other event, earned interest on the Loans and such other obligations of the Company may never exceed the Highest Lawful Rate, and any unearned interest otherwise payable on the Loans or the obligations in respect of the other Credit Documents that is in excess of the Highest Lawful Rate shall be cancelled automatically as of the date of such acceleration or prepayment or other such event and (if theretofore paid) shall, at the option of the holder of the Loans or such other obligations, be either refunded to the Company or credited on the principal of the Loans. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Company and the Lenders shall, to the maximum extent permitted by applicable law, amortize, prorate, allocate and spread, in equal parts during the period of the actual term of this Agreement, all interest at any time contracted for, charged, received or reserved in connection with this Agreement.

          11.14     Special Indemnification. Notwithstanding any provision in this Agreement to the contrary, (A) each Lender, or Transferee of any Lender pursuant to subsection 11.6(f)(ii) of this Agreement, shall indemnify the Company and the Agents, and hold each of them harmless against any and all payments, expenses or taxes which the Company or the Agents may become subject to or obligated to pay if and to the extent that, (i) on the Closing Date or the effective date of transfer, as the case may be, such Lender, or such Transferee of a Lender pursuant to subsection 11.6(f)(ii) of this Agreement, (a) makes the representation and covenants set forth in subsection 4.11(d)(2) of this Agreement or, in the case of a Transferee, pursuant to subsection 11.6(f)(ii) of this Agreement and the Assignment and Acceptance, and (b) is not in fact also qualified to make the representation and covenants set forth in subsection 4.11(d)(1) of this Agreement or, in the case of a Transferee, pursuant to subsection 11.6(f)(ii) of this Agreement and the Assignment and Acceptance, and (ii) as a result of any Change in Law or compliance by such Lender, or Transferee, with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority the Company or the Administrative Agent is required to make any additional payments on account of U.S. withholding taxes and amounts related thereto with respect to any payments under this Agreement, any Note, or a Eurodollar Loan, made prior to such Change in Law or request or directive, none of which payments would have been required if such Lender, or Transferee, was qualified on the Closing Date or the date of the transfer, as the case may be, to make the representation and covenants set forth in subsection 4.11(d)(1) of this Agreement or pursuant to subsection 11.6(f)(ii) of this Agreement and the Assignment and Acceptance, as the case may be, and (B) each Lender, or Transferee, agrees that to the extent any amount payable by such Lender or Transferee pursuant to this subsection 11.14 remains unpaid on any Interest Payment Date or the date on which any prepayment is made, the Company shall have the right to set-off against any payment due to such Lender or Transferee on such date any amounts owing to the Company pursuant to this subsection 11.14.

          11.15     Permitted Payments and Transactions. Notwithstanding any provision to the contrary contained in this Agreement, the Company and its Subsidiaries shall be permitted to make payments (including fees and expenses) pursuant to or in respect of, the following agreements, and, in the case of clauses (a) and (c) below, to engage in the following transactions: (a) agreements with any Person or Persons providing for the payment of customary fees in connection with serving as a director of the Company or any Subsidiary of the Company; (b) agreements providing for the payment of commercially reasonable fees in connection with any permitted financing, refinancing, sale, transfer, sale and leaseback or other permitted disposition of any assets of the Company or its Subsidiaries; (c) the borrowing of any Indebtedness to the extent, and upon the terms and conditions, the same is expressly permitted under subsection 8.1; and (d) agreements providing for commercially reasonable fees in connection with any permitted purchase or acquisition of stock or assets by the Company or any of its Subsidiaries.

[Balance of Page Intentionally Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

CSK AUTO, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, as Administrative
Agent, Issuing Lender and a Lender

By:
Name:
Title:

CREDIT SUISSE FIRST BOSTON, ACTING
THROUGH ITS CAYMAN ISLANDS BRANCH,
as Syndication Agent and a Lender

By:
Name:
Title:

BANK OF AMERICA, N.A., as Co-Documentation
Agent and a Lender

By:
Name:
Title:

U.S. BANK N.A., as Co-Documentation
Agent and a Lender

By:
Name:
Title:

[LENDER]

By:
Name:
Title:

Annex A

PRICING GRID

			Revolving Loans and
	Term Loans		Swing Line Loans

	Alternate		Alternate
	Base Rate	Eurodollar	Base Rate	Eurodollar
Consolidated Leverage Ratio	Loans	Loans	Loans	Loans

Greater than or equal to 3.75x	2.00%	3.00%	2.00%	3.00%
Less than 3.75x and greater than or equal to 2.75x	1.75%	2.75%	1.75%	2.75%
Less than 2.75x and greater than or equal to 2.25x	1.50%	2.50%	1.50%	2.50%
Less than 2.25x	1.25%	2.25%	1.25%	2.25%

          Changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders (which date shall not be prior to the date of the delivery of financial statements for the third quarter of Fiscal Year 2003) pursuant to subsection 7.1(a) or (b) (but in any event not later than the 50th day after the end of each of the first three quarterly periods of each fiscal year or the 95th day after the end of each Fiscal Year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in subsection 7.1, then, until such financial statements are delivered, the Leverage Ratio shall be deemed to be the same as with respect to the immediately preceding period; provided, however, that (a) if such financial statements, when actually delivered, would have required an increase in the Applicable Margin over the Applicable Margin, in effect immediately prior to the date such financial statements were due, the Company shall promptly pay to the Lenders and the Administrative Agent any additional amounts of interest or fees which would have been payable on any previous Interest Payment Date had such higher Applicable Margin, been in effect from the date such financial statements were required to be delivered and (b) if any Event of Default shall have occurred and be continuing on any Adjustment Date, the Applicable Margins for the various Types and Classes of Loans shall in no event be reduced on such Adjustment Date (from the Applicable Margins as in effect immediately before such Adjustment Date) until such Event of Default is cured or waived.

Schedule 1.1

List of Addresses for Notices; Lending Offices; Commitment Amounts

Schedule 3.5(c)

Letters of Credit

Schedule 5.12

Subsidiaries

Schedule 5.13

Fee and Leased Properties

Schedule 5.15(a)

UCC Filing Offices

Schedule 5.16

Trademarks and Copyrights

Schedule 8.1(a)

Indebtedness to Remain Outstanding

Schedule 8.2

Existing Liens

Schedule 8.3(d)

Existing Contingent Obligations